Execution Version
FIRST AMENDMENT TO TERM LOAN AGREEMENT
THIS FIRST AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”), dated as of March 18, 2026, by and among SL GREEN REALTY CORP., a corporation formed under the laws of the State of Maryland (the “Parent”), and SL GREEN OPERATING PARTNERSHIP, L.P., a limited partnership formed under the laws of the State of Delaware (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), each of the Lenders party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties hereto.
WHEREAS, the Borrowers, the Lenders and the Administrative Agent have entered into that certain Term Loan Agreement, dated as of November 19, 2024 (as so amended or otherwise modified and as in effect immediately prior to the effectiveness of this Amendment, the “Term Loan Agreement”);
WHEREAS, the Borrowers, the Lenders and the Administrative Agent desire to amend certain provisions of the Term Loan Agreement on and subject to the terms and conditions contained herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
Section 1.    Specific Amendments to Term Loan Agreement. Upon the effectiveness of this Amendment, the parties hereto agree that the Term Loan Agreement shall be amended as follows:
(a)    The Term Loan Agreement is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Annex A attached hereto.
(b)    The Term Loan Agreement is further amended by replacing Exhibit O with Exhibit O, attached hereto.
Section 2.    Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:
(a)    The Administrative Agent shall have received a counterpart of this Amendment duly executed by SLGOP, the Parent, the Administrative Agent, and the Lenders;
(b)    a Compliance Certificate for the Parent calculated on a pro forma basis for the Parent’s fiscal quarter ended December 31, 2025;
(c)    evidence that the Fees, if any, then due and payable under Section 3.5. of the Term Loan Agreement, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and
(d)    such other documents, instruments and agreements as the Administrative Agent may reasonably request.
Section 4.    Representations. Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization. Each Borrower has the right and power, and has taken all necessary action to authorize, execute and deliver this Amendment and to perform its obligations hereunder, and under the Term Loan Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of each Borrower and each of this Amendment and the Term Loan Agreement, as amended by this Amendment, is a legal, valid and binding obligation of each Borrower enforceable against it in accordance with its respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.
(b)    Compliance with Laws, etc. The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of this Amendment and the Term Loan Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Government Approvals or violate any Applicable Laws (including Environmental Laws) relating to any Borrower; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Borrower, or any indenture, agreement or other instrument to which any Borrower is a party or by which it or any of its respective properties may be bound; and (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Borrower.
(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.
Section 5.    Reaffirmation of Representations by Borrowers. Each Borrower hereby repeats and reaffirms all representations and warranties made by such Borrower to the Administrative Agent and the Lenders in the Term Loan Agreement and the other Loan Documents to which it is a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.
Section 6.    Certain References. Each reference to the Term Loan Agreement in any of the Loan Documents shall be deemed to be a reference to the Term Loan Agreement as amended by this Amendment.
Section 7.    Expenses. The Borrowers shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.
Section 8.    Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 9.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 10.    Effect. Except as expressly herein amended, the terms and conditions of the Term Loan Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, nor constitute a course of conduct or dealing among the parties. The Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations. On and after the effectiveness of this Amendment, this Amendment shall constitute a Loan Document.
Section 11.    Entire Agreement. This Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 12.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns. This Amendment may be executed by any electronic means, including “pdf”.
Section 13.    Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Term Loan Agreement, as amended by this Amendment.
[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Term Loan Agreement to be executed as of the date first above written.

BORROWERS:
SL GREEN REALTY CORP.
By:     /s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Executive Vice President, Chief Legal
Officer, General Counsel and Secretary
SL GREEN OPERATING PARTNERSHIP, L.P.

By: SL Green Realty Corp.
By:     /s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Executive Vice President, Chief Legal
Officer, General Counsel and Secretary

    [Signatures Continued on Next Page]

[Signature Page to First Amendment to Term Loan Agreement with
SL Green Realty Corp. and SL Green Operating Partnership, L.P.]
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By:     /s/ Peter Waschenko
Name: Peter Waschenko
Title: Vice President
    [Signatures Continued on Next Page]

[Signature Page to First Amendment to Term Loan Agreement with
SL Green Realty Corp. and SL Green Operating Partnership, L.P.]
BANK OF AMERICA, N.A., as a Lender
By:     /s/ Dennis Kwan
Name: Dennis Kwan
Title: Senior Vice President
    [Signatures Continued on Next Page]

[Signature Page to First Amendment to Term Loan Agreement with
SL Green Realty Corp. and SL Green Operating Partnership, L.P.]
BANK OF MONTREAL, as a Lender
By:     /s/ Rebecca Liu Chabanon
Name: Rebecca Liu Chabanon
Title: Director

    [Signatures Continued on Next Page]

[Signature Page to First Amendment to Term Loan Agreement with
SL Green Realty Corp. and SL Green Operating Partnership, L.P.]
TD BANK, N.A., as a Lender
By:     /s/ Gianna Gioia
Name: Gianna Gioia
Title: Vice President

ANNEX A
AMENDED TERM LOAN AGREEMENT
[See attached]

Execution Version
Loan Number: 0000059563
Conformed through First Amendment dated as of 03/18/2026

TERM LOAN AGREEMENT
Dated as of November 19, 2024
by and among
Each of
SL GREEN REALTY CORP.,
and
SL GREEN OPERATING PARTNERSHIP, L.P.,
as a Borrower,
THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.5.,
as Lenders,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC. and
BMO CAPITAL MARKETS CORP.,
as Joint Lead Arrangers and Joint Bookrunners,
and
BANK OF AMERICA, N.A. and
BANK OF MONTREAL
as Syndication Agents

TABLE OF CONTENTS
Article I. Definitions    1
Section 1.1. Definitions    1
Section 1.2. General; References to Eastern Time.    ~~34~~37
Section 1.3. Divisions.    ~~34~~38
Section 1.4. Rates.    ~~35~~38
Section 1.5. Financial Attributes of Unconsolidated Affiliates.    ~~35~~38
Article II. Credit Facility    ~~35~~39
Section 2.1. [Reserved].    ~~35~~39
Section 2.2. Term Loans.    ~~35~~39
Section 2.3. [Reserved].    ~~36~~40
Section 2.4. [Reserved].    ~~36~~40
Section 2.5. [Reserved].    ~~36~~40
Section 2.6. Rates and Payment of Interest on Loans.    ~~36~~40
Section 2.7. Number of Interest Periods.    ~~37~~41
Section 2.8. Repayment of Loans.    ~~37~~41
Section 2.9. Optional Prepayments.    ~~37~~41
Section 2.10. Continuation.    ~~38~~41
Section 2.11. Conversion.    ~~38~~41
Section 2.12. Notes.    ~~38~~42
Section 2.13. [Reserved].    ~~39~~42
Section 2.14. Extension of Maturity Date.    ~~39~~42
Section 2.15. [Reserved].    ~~40~~43
Section 2.16. Joint and Several Liability of the Borrowers.    ~~40~~43
Section 2.17. Borrower Representative.    ~~41~~44
Section 2.18. [Reserved].    ~~41~~45
Section 2.19. Additional Loans.    ~~41~~45
Section 2.20. Funds Transfer Disbursements.    ~~42~~46
Article III. Payments, Fees and Other General Provisions    ~~43~~47
Section 3.1. Payments.    ~~43~~47
Section 3.2. Pro Rata Treatment.    ~~44~~47
Section 3.3. Sharing of Payments, Etc.    ~~44~~48
Section 3.4. Several Obligations.    ~~44~~48
Section 3.5. Fees.    ~~44~~48
Section 3.6. Computations.    ~~45~~49
Section 3.7. Usury.    ~~45~~49
Section 3.8. Statements of Account.    ~~46~~49
Section 3.9. Defaulting Lenders.    ~~46~~50
Section 3.10. Taxes.    ~~47~~51
Article IV. Yield Protection, Etc.    ~~50~~55
Section 4.1. Additional Costs; Capital Adequacy.    ~~50~~55
Section 4.2. Suspension of SOFR Loans.    ~~52~~56
Section 4.3. Illegality.    ~~54~~58
Section 4.4. Compensation.    ~~54~~59
Section 4.5. Treatment of Affected Loans.    ~~55~~60
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Section 4.6. Affected Lenders.    ~~56~~60
Section 4.7. Change of Lending Office.    ~~56~~61
Article V. Conditions Precedent    ~~56~~61
Section 5.1. Initial Conditions Precedent.    ~~56~~61
Section 5.2. Conditions Precedent to All Loans.    ~~58~~63
Article VI. Representations and Warranties    ~~59~~64
Section 6.1. Representations and Warranties.    ~~59~~64
Section 6.2. Survival of Representations and Warranties, Etc.    ~~65~~71
Article VII. Affirmative Covenants    ~~65~~71
Section 7.1. Preservation of Existence and Similar Matters.    ~~66~~71
Section 7.2. Compliance with Applicable Law.    ~~66~~71
Section 7.3. Maintenance of Property.    ~~66~~71
Section 7.4. Conduct of Business.    ~~66~~72
Section 7.5. Insurance.    ~~66~~72
Section 7.6. Payment of Taxes and Claims.    ~~66~~72
Section 7.7. Books and Records; Inspections.    ~~67~~72
Section 7.8. Use of Proceeds.    ~~67~~73
Section 7.9. Environmental Matters.    ~~68~~73
Section 7.10. Further Assurances.    ~~68~~74
Section 7.11. REIT Status.    ~~68~~74
Section 7.12. Exchange Listing.    ~~68~~74
Article VIII. Information    ~~68~~74
Section 8.1. Quarterly Financial Statements.    ~~68~~74
Section 8.2. Year-End Statements.    ~~69~~74
Section 8.3. Compliance Certificate.    ~~69~~75
Section 8.4. Other Information.    ~~69~~75
Section 8.5. Electronic Delivery of Certain Information.    ~~71~~77
Section 8.6. Public/Private Information.    ~~72~~78
Section 8.7. USA Patriot Act Notice; Compliance.    ~~72~~78
Article IX. Negative Covenants    ~~72~~78
Section 9.1. Financial Covenants.    ~~73~~78
Section 9.2. Liens; Negative Pledge.    ~~74~~80
Section 9.3. Merger, Consolidation, Sales of Assets and Other Arrangements.    ~~74~~80
Section 9.4. Plans.    ~~75~~81
Section 9.5. Fiscal Year.    ~~75~~81
Section 9.6. Modifications of Organizational Documents.    ~~75~~81
Section 9.7. Restrictions on Activities of SL Green Management Corp.    ~~75~~81
Section 9.8. Transactions with Affiliates.    ~~76~~82
Section 9.9. Derivatives Contracts.    ~~76~~82
Section 9.10. Outbound Investment Status.    82
Article X. Default    ~~76~~83
Section 10.1. Events of Default.    ~~76~~83
Section 10.2. Remedies Upon Event of Default.    ~~79~~86
Section 10.3. Remedies Upon Default.    ~~80~~87
- ii -

Section 10.4. Marshaling; Payments Set Aside.    ~~80~~87
Section 10.5. Allocation of Proceeds.    ~~81~~87
Section 10.6. [Reserved].    ~~81~~88
Section 10.7. Performance by Administrative Agent    ~~81~~88
Section 10.8. Rights Cumulative    ~~81~~88
Article XI. The Administrative Agent    ~~82~~89
Section 11.1. Appointment and Authorization.    ~~82~~89
Section 11.2. Wells Fargo as Lender.    ~~83~~90
Section 11.3. Approvals of Lenders.    ~~83~~90
Section 11.4. Notice of Events of Default.    ~~84~~90
Section 11.5. Administrative Agent’s Reliance.    ~~84~~91
Section 11.6. Indemnification of Administrative Agent.    ~~84~~91
Section 11.7. Lender Credit Decision, Etc.    ~~85~~92
Section 11.8. Successor Administrative Agent.    ~~86~~93
Section 11.9. Titled Agents.    ~~87~~94
Section 11.10. Specified Derivatives Contracts.    ~~87~~94
Section 11.11. Erroneous Payments.    ~~87~~94
Article XII. Miscellaneous    ~~89~~96
Section 12.1. Notices.    ~~89~~96
Section 12.2. Expenses.    ~~91~~98
Section 12.3. Setoff.    ~~92~~98
Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.    ~~92~~99
Section 12.5. Successors and Assigns.    ~~93~~100
Section 12.6. Amendments and Waivers.    ~~97~~104
Section 12.7. Nonliability of Administrative Agent and Lenders; No Advisory or
Fiduciary Responsibility.    ~~100~~108
Section 12.8. Confidentiality.    ~~101~~108
Section 12.9. Indemnification.    ~~102~~109
Section 12.10. Termination; Survival.    ~~104~~112
Section 12.11. Severability of Provisions.    ~~104~~112
Section 12.12. GOVERNING LAW.    ~~104~~112
Section 12.13. Counterparts.    ~~104~~112
Section 12.14. Obligations with Respect to Loan Parties and Subsidiaries.    ~~104~~112
Section 12.15. Independence of Covenants.    ~~105~~113
Section 12.16. Limitation of Liability.    ~~105~~113
Section 12.17. Entire Agreement.    ~~105~~113
Section 12.18. Construction.    ~~105~~113
Section 12.19. Headings.    ~~105~~113
Section 12.20. New York Mortgages.    ~~105~~113
Section 12.21. [Reserved].    ~~107~~115
Section 12.22. Acknowledgement and Consent to Bail-In of Affected Financial
Institutions.    ~~107~~115
Section 12.23. Acknowledgement Regarding Any Supported QFCs.    ~~108~~116
SCHEDULE I    Loan Commitments
SCHEDULE 1.1.    New York Mortgages
SCHEDULE 6.1.(b)    Ownership Structure
- iii -

SCHEDULE 6.1.(f)    Properties
SCHEDULE 6.1.(g)    Existing Indebtedness
SCHEDULE 6.1.(i)    Litigation
SCHEDULE 6.1.(r)    Affiliate Transactions
SCHEDULE 6.1.(z)    Eligible Properties, Fund Investments and Structured Finance Investments
EXHIBIT A    Form of Assignment and Assumption Agreement
EXHIBIT B    [Reserved]
EXHIBIT C    [Reserved]
EXHIBIT D    Form of Notice of Borrowing
EXHIBIT E    Form of Notice of Continuation
EXHIBIT F    Form of Notice of Conversion
EXHIBIT G    [Reserved]
EXHIBIT H    [Reserved]
EXHIBIT I    [Reserved]
EXHIBIT J    Form of Note
EXHIBIT K    [Reserved]
EXHIBIT L    [Reserved]
EXHIBIT M    [Reserved]
EXHIBIT N    Form of Opinion of Counsel
EXHIBIT O    Form of Compliance Certificate
EXHIBIT P    [Reserved]
EXHIBIT Q    [Reserved]
EXHIBIT R    [Reserved]
EXHIBIT S    Form of Disbursement Instruction Agreement
EXHIBITS T-1 – T-4    Forms of U.S. Tax Compliance Certificates

- iv -

THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of November 19, 2024 by and among SL GREEN REALTY CORP., a corporation formed under the laws of the State of Maryland (the “Parent”) and SL GREEN OPERATING PARTNERSHIP, L.P., a limited partnership formed under the laws of the State of Delaware (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.5. (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), with WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC. and BMO CAPITAL MARKETS CORP., as joint Lead Arrangers (the “Lead Arrangers”), WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC. and BMO CAPITAL MARKETS CORP., as joint Bookrunners (the “Bookrunners”) and BANK OF AMERICA, N.A. and BANK OF MONTREAL, as Syndication Agents (the “Syndication Agents”).
WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrowers a term loan facility in the aggregate principal amount of $100,000,000, on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I. Definitions
Section 1.1. Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“1031 Property” means property held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Internal Revenue Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Wholly Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with a Borrower or a Wholly Owned Subsidiary in connection with the acquisition (or possible disposition) of such property by a Borrower or a Wholly Owned Subsidiary pursuant to, and qualifying for tax treatment under, Section 1031 of the Internal Revenue Code.
“Additional Costs” has the meaning given that term in Section 4.1.(b).
“Additional Loans” has the meaning given that term in Section 2.19.
“Adjusted EBITDA” means, with respect to a Person for any given period, ~~(a)~~ the EBITDA of such Person and its Subsidiaries determined on a consolidated basis for such period~~, minus (b) Capital Reserves of all Properties of such Person and its Subsidiaries. For purposes of determination of Adjusted EBITDA (a) EBITDA shall be~~  adjusted to remove any impact from straight line rent leveling adjustments required under GAAP ~~and (b) in the case of the Parent if a Change of Control has occurred, EBITDA shall be determined only with respect to EBITDA attributable to Properties owned or leased by the Parent and its Subsidiaries~~.
~~“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.~~

“Administrative Agent” means Wells Fargo Bank, National Association, as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning given that term in Section 4.6.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrowers.
“Agreement” has the meaning given that term in the introductory paragraph hereof.
“Agreement Date” means the date as of which this Agreement is dated.
“Annualization Period” means the period of three fiscal quarters of the Parent immediately following (a) in the case of a Newly-Acquired Property, the period of six fiscal quarters commencing with the fiscal quarter in which such Newly-Acquired Property was acquired, and (b) in the case of a Transition Asset, the last day of the fiscal quarter in which such Property ceased to be a Transition Asset
“Annualized” means, with respect to a Newly-Acquired Property or a Transition Asset, (a) for the first fiscal quarter immediately following the Annualization Period for such Property, Unencumbered Adjusted NOI or EBITDA, as applicable, for such Property for such fiscal quarter multiplied by 4, (b) for the second fiscal quarter immediately following such Annualization Period, the sum of Unencumbered Adjusted NOI or EBITDA, as applicable, for such Property for such fiscal quarter plus the fiscal quarter immediately preceding such fiscal quarter multiplied by 2 and (c) for the third fiscal quarter immediately following such Annualization Period, the sum of Unencumbered Adjusted NOI or EBITDA, as applicable, for such Property for such fiscal quarter plus the two fiscal quarters immediately preceding such fiscal quarter multiplied by 4/3rds.
“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.
“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Applicable Margin” means the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Parent’s Credit Rating (or if the Parent shall cease to have a Credit Rating but one of the other Borrowers shall have a Credit Rating, then such other Borrower (the Parent or such other Borrower, as applicable, being referred to as the “Rated Borrower”)) then falls. As of the Agreement Date, the Applicable Margins are determined based on Level 5 in the table set forth below. Any change in the applicable Credit Ratings which would cause the Applicable Margins to move to a different Level shall be effective as of the effective date of the change in the Rated Borrower’s Credit Rating. The Rated Borrower shall have not less than two Credit Ratings at all times, one of which shall be from S&P or Moody’s. In the event that the Rated Borrower receives only two Credit Ratings, and such Credit Ratings are not equivalent, the Applicable Margin shall be the higher of the two Credit Ratings. In the event that Rated Borrower receives more than two Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between the highest and the lowest such Credit Ratings is two ratings categories (e.g. ~~Baal~~Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two highest Credit Ratings were used, provided that if such average is not a recognized rating category (i.e., the difference between the Credit Ratings is an even number of ratings categories), then the Applicable Margin shall be based on the lower of the two highest Credit Ratings. During any period in which the Rated Borrower does not have at least two Credit Ratings or at least one Credit Rating is not from S&P or Moody’s, the Applicable Margins shall be determined based on Level 5 in the table set forth below.

Level	Rated Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for Loans that are ~~Adjusted~~ Term SOFR Loans	Applicable Margin for Loans that are Base Rate Loans
1	A-/A3 (or equivalent) or better	1.00%	0.00%
2	BBB+/Baa1 (or equivalent)	1.05%	0.05%
3	BBB/Baa2 (or equivalent)	1.15%	0.15%
4	BBB-/Baa3 (or equivalent)	1.40%	0.40%
5	BB+/Ba1 (or equivalent) or lower	1.80%	0.80%
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.2(b)(iv).
“Avoidance Provisions” has the meaning given that term in Section 2.16.(d).
“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code of 1978.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Daily Simple SOFR in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Daily Simple SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Daily Simple SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.
“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.2(b)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2(b)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2(b)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Bookrunner” means each Person identified as such in the introductory paragraph hereof and shall include each such Person’s successor and permitted assigns.
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include each Borrower’s successors and permitted assigns.
“Borrower Representative” has the meaning given that term in Section 2.17.
“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in San Francisco, California and New York, New York, are open for the conduct of their commercial banking business. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
~~“Capital Reserves” means, for any period and with respect to any Property, an amount equal to (a) the aggregate square footage (or units with respect to multifamily Properties) of all completed space of such Property times (b) $0.25 for office Properties, $0.15 for retail Properties and $200 per unit for multifamily Properties times (c) the number of days in such period divided by (d) 365. If the term Capital Reserves is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties of the Parent and its Subsidiaries.~~
“Capitalization Rate” means 6.0%.
“Capitalized Lease Obligation” obligations under a lease that are required to be in accordance with GAAP recorded on both the balance sheet and income statement as a “finance lease” (as defined in Accounting Standard Codification 842 and any successor pronouncements (“ASC 842”)); provided that, in no event shall any obligations under a “straight-line” lease or any lease that would be categorized as an “operating lease” in accordance with ASC 842 be considered Capitalized Lease Obligations.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof with maturities of not more than one year from the date acquired, so long as such obligations have one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch; (c) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (d) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (c) above; (e) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (f) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and substantially all of whose assets consist of securities and other obligations of the type described in clauses (a) through (e) above.
“Change of Control” means the occurrence of either of the following: (i) any person or group is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the then outstanding voting stock of the Parent; or (ii) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of the Parent.
“Class” when used with respect to a Loan, refers to whether such Loan is a Closing Date Loan or an Extended Loan.
“Closing Date Loans” means an advance made by the Lenders on the Effective Date.
“Commitment” means, as to each Lender, such Lender’s obligation to make Loans on the Effective Date in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount”.
“Compliance Certificate” has the meaning given that term in Section 8.3.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.4. and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a SOFR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.
“Credit Event” means the making (or deemed making) of a Loan.
“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days and (b) the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower Representative or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower Representative and each Lender.
“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by any Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.
“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of 85.0% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development of such Property have not been completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by a Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to a Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 85.0%.
“Disbursement Instruction Agreement” means a form substantially in the form of Exhibit S to be delivered to the Administrative Agent pursuant to Section 5.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Dollars” or “$” means the lawful currency of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EAT” has the meaning given that term in the definition of 1031 Property.
“EBITDA” means, with respect to a Person for any period and without duplication, the sum of net income (loss) of such Person (including, when calculating EBITDA with respect to the Parent and its Subsidiaries, net income of SUMMIT One Vanderbilt Operator and SEV Operator) for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including without limitation, gains and losses from the sale of Properties or other investments; (v) non-cash items; and (vi) equity in net income (loss) of its Unconsolidated Affiliates. For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) severance and other restructuring charges and (z) transaction costs of acquisitions, dispositions, investments, or debt or equity financings (whether or not consummated) not permitted to be capitalized pursuant to GAAP.
“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.
“Eligible 1031 Property” means a 1031 Property which satisfies all of the following requirements: (a) such 1031 Property is fully developed as an office, retail or multifamily property; (b) a Borrower, any Subsidiary or any Unconsolidated Affiliate leases such 1031 Property from the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof, as applicable) and a Borrower, any Subsidiary or any Unconsolidated Affiliate manages such 1031 Property; (c) a Borrower, any Subsidiary or any Unconsolidated Affiliate is obligated to purchase such 1031 Property (or Wholly Owned Subsidiary(ies) of the applicable QI or EAT that owns such 1031 Property) from the applicable QI or EAT and the applicable QI or EAT is obligated to sell such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) to a Borrower, any Subsidiary or any Unconsolidated Affiliate; provided, however that in the case of a disposition of a 1031 Property by a Borrower, any Subsidiary or any Unconsolidated Affiliate (a “Relinquished Property”), a Borrower, any Subsidiary or any Unconsolidated Affiliate shall not be obligated to repurchase such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) from the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) and the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) shall not be obligated to resell such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) to a Borrower, any Subsidiary or any Unconsolidated Affiliate unless such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) is not transferred or assigned, within 180 days of its acquisition by the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable), to a Person other than a Borrower, any Subsidiary or any Unconsolidated Affiliate; (d) the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by a Borrower, any Subsidiary or any Unconsolidated Affiliate, which loan is secured either by a Mortgage on such 1031 Property or a pledge of all of the Equity Interests of the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable); (e) neither such 1031 Property, nor, if such 1031 Property is owned or leased by a Subsidiary or Unconsolidated Affiliate, any of a Borrower’s direct or indirect ownership interest in such Subsidiary or any Unconsolidated Affiliate therein, is subject to any Lien (other than (i) Permitted Liens and (ii) the Lien of a Mortgage or pledge referred to in the immediately preceding clause (d)) or a Negative Pledge; and (f) such 1031 Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such 1031 Property. In no event shall a 1031 Property qualify as an Eligible 1031 Property for a period in excess of 180 consecutive days. For purposes of determining Total Asset Value, such 1031 Property shall be deemed to have been owned or leased by any applicable Borrower, any Subsidiary or any Unconsolidated Affiliate from the date acquired by the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable).
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is fully developed as an office, retail or multifamily Property; (b) such Property is owned in fee simple, or leased under a Ground Lease, by a Borrower, any Subsidiary or any Unconsolidated Affiliate; (c) such Property is located in a State of the United States of America or in the District of Columbia; (d) neither such Property, nor, if such Property is owned or leased by a Subsidiary or Unconsolidated Affiliate, any of a Borrower’s direct or indirect ownership interest in such Subsidiary or Unconsolidated Affiliate, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; (e) regardless of whether such Property is owned or leased by a Borrower, any Subsidiary or any Unconsolidated Affiliate, a Borrower has the right directly, or indirectly through a Subsidiary or an Unconsolidated Affiliate, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of such Borrower, such Subsidiary or such Unconsolidated Affiliate, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property and (f) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property. An Eligible 1031 Property shall also constitute an Eligible Property.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section

4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Parent, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Erroneous Payment” has the meaning assigned thereto in Section 11.11(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 11.11(d).
“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 11.11(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 11.11(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events specified in Section 10.1.; provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Derivatives Obligations if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Specified Derivatives Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Specified Derivatives Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party). If a Specified Derivatives Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Derivatives Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to an Applicable Law in effect on the date (which date shall not be earlier than the Effective Date) on which (i) such Lender acquires such interest in such Loan (other than pursuant to an assignment request by the Borrower Representative under Section 4.6.) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of December 6, 2021, by and among the Borrowers, the financial institutions from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, ~~including~~as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of the First Amendment Date and as further amended by any amendment, restatement, modification, refinancing, refunding, renewal, replacement or extension thereof.
“Extended Loans” means Loans, the maturity of which shall have been extended pursuant to Section 12.6.(e).
“Extension” has the meaning given that term in Section 12.6.(e)(i).
“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrowers, be in the form an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders and the Administrative Agent.
“Extension Offer” has the meaning given that term in Section 12.6.(e)(i).
“Extension Request” has the meaning given that term in Section 2.14.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(l) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means the fee letter dated as of November 19, 2024, by and among the Borrowers, Wells Fargo and Wells Fargo Securities, LLC.
“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by any Borrower hereunder, under any other Loan Document or under any Fee Letter.
“First Amendment Date” means March 18, 2026.
“Fitch” means Fitch Ratings Inc. and its successors.
“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period.
“Floor” means a rate of interest equal to 0%.
“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
~~“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period plus (d) non cash impairment losses minus (e) non cash gains, all after adjustment for Unconsolidated Affiliates. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.~~
“Fund Investments” means, collectively, Investments directly or indirectly in Equity Interests of, and indebtedness issued by, investment funds.
“Fund Investment Value” means (a) for the purpose of determining Total Asset Value an amount equal to a Borrower’s pro rata share of the value (as determined in accordance with GAAP) of each Fund Investment and (b) for the purpose of determining Unencumbered Asset Value, an amount equal to a Borrower’s pro rata share of the value (as determined in accordance with GAAP) of each Fund Investment (i) that is owned by a Borrower or a Wholly Owned Subsidiary, (ii) that is not subject to any Lien or Negative Pledge, (iii) that, if owned by a Subsidiary, no Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien or Negative Pledge, (iv) with respect to which a Borrower has a right, directly or indirectly through a Subsidiary, to create Liens on such Fund Investment as security for Indebtedness of such Borrower and to sell, transfer or otherwise dispose of such Fund Investment, in the case, without the consent of any Person and (v) with respect to which no investment fund obligor is more than 60 days past due on payment obligations (including any required distributions thereof) thereunder.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the
Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options that may be exercised by a Borrower or Subsidiary without the consent of the lessor) of 30 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease. Each of the ground leases associated with the properties located at (i) 1185 Avenue of the Americas, New York, New York, the term of which expires in the year 2043, and (ii~~) 625 Madison Avenue, New York, New York, the term of which expires in the year 2054 and (iii~~) 711 Third Avenue, New York, New York, the term of which expires in the year 2033, will not be subject to the requirement of clause (a) of this definition.
“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, including without limitation, becoming jointly and severally in respect of such obligation or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.
“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) [reserved]; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) [reserved]; (h) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such

Person, including by virtue of being jointly and severally liable for the Indebtedness of such other Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); and (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Indebtedness of the Borrowers and their respective Subsidiaries shall exclude (A) subscription facilities incurred by Fund Investments so long as the Borrowers and their Subsidiaries are not direct obligors with respect thereto and (B) the following but only to the extent the outstanding principal amount of the following Indebtedness does not exceed $100,000,000 in the aggregate at the time of determination: (a) Indebtedness of SLGOP in respect of the Junior Subordinated Indenture and (b) Indebtedness of any Borrower in respect of any other debt securities (and guarantees, if any, in respect of such debt securities) issued to any trust other than the Trust (or a trustee of any such trust), or to any partnership or other entity affiliated with such Borrower that is a financing vehicle of such Borrower (a “financing entity”) in connection with the issuance by such financing entity of equity securities or other securities pursuant to an instrument that ranks pari passu with or junior in right of payment to the Junior Subordinated Indenture so long as the maturity of the Indebtedness of such Borrower referred to in this clause (b) is after the latest of the Maturity Date and the maturity date with respect to any other Class of Loans created hereunder. All Loans to a Borrower shall constitute Indebtedness of each other Borrower.
“Indemnifiable Amounts” has the meaning given that term in Section 11.6.
“Indemnified Costs” has the meaning given that term in Section 12.9.
“Indemnified Party” has the meaning given that term in Section 12.9.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any of the Borrowers or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Indemnity Proceeding” has the meaning given that term in Section 12.9.
“Information” has the meaning given that term in Section 12.8.
“Information Materials” has the meaning given that term in Section 8.6.
“Intellectual Property” has the meaning given that term in Section 6.1.(s).
“Interest Expense” means, with respect to a Person and for a given period, without duplication, total interest expense of such Person and its Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period.
“Interest Period” means, with respect to each SOFR Loan, each period commencing on the date such SOFR Loan is made, or in the case of the Continuation of a SOFR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first or third calendar month thereafter, in each case, as the Borrower Representative may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.
Notwithstanding the foregoing: (i) if any Interest Period for a Loan would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day), (iii) no tenor that has been removed from this definition pursuant to Section 4.2(b)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion or Notice of Continuation, (iv) solely for purposes of the initial Interest Period, such Interest Period shall be deemed to commence on the Effective Date and end on December 31, 2024 and (v) solely in the case of the incurrence of Additional Loans pursuant to Section 2.19, the initial Interest Period of such Loans may have a duration separately agreed to among the Borrowers, the Administrative Agent and the Lenders providing such Additional Loans.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment but only in an amount equal to the stated or determinable amount thereof and only to the extent that all conditions to such Investment have been satisfied or waived. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating” means a Credit Rating of BBB- or higher from S&P, Baa3 or higher from Moody’s or BBB- or higher from Fitch.
“ISP” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Junior Subordinated Indenture” means that certain Junior Subordinated Indenture dated as of June 30, 2005 by and between SLGOP and JPMorgan Chase Bank, National Association, as Trustee.
“Lead Arranger” means each Person identified as such in the introductory paragraph hereof and shall include each such Person’s successor and permitted assigns.
“Lender” means each financial institution from time to time party hereto as a “Lender” together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5., any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Level” has the meaning given that term in the definition of the term “Applicable Margin.”
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such

Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.
“Loan” means a loan made by a Lender as described in Section 2.2.(a) or an Additional Loan made pursuant to Section 2.19.
“Loan Document” means this Agreement, each Note, the New York Mortgages, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letters and any Specified Derivatives Contract).
“Loan Party” means each Borrower.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the latest of the Maturity Date and the maturity date with respect to any other Class of Loans created hereunder.
“Marketable Securities” means the securities owned by the Borrower or any of its Subsidiaries which are publicly traded on a nationally-recognized exchange or in the over-the-counter markets.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of any Borrower and its respective Subsidiaries taken as a whole, (b) the ability of any Borrower or any other Loan Party to perform its obligations under any Loan Document or Fee Letter to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.
“Material Indebtedness” has the meaning given that term in Section 10.1.(d)(i).
“Material Subsidiary” means any Subsidiary to which more than seven and one-half of one percent (7.5%) of Total Asset Value is attributable on an individual basis.
“Maturity Date” means November 19, 2025, as the same may be extended in accordance with the terms of Section 2.14. and/or Section 12.6.(e).
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which a Borrower, a Subsidiary or an Unconsolidated Affiliate is the holder and retains the rights of collection of all payments thereunder.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues recognized in accordance with GAAP from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses recognized in accordance with GAAP (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of any Borrower and its Subsidiaries and any property management fees) minus (c) the actual property management fee paid during such period.
“New York Mortgages” means each of the Mortgages described on Schedule 1.1. and any additional Mortgages encumbering real property located in the State of New York, in each case which have been assigned from time to time pursuant to Section 12.20.
“Newly-Acquired Property” means an Eligible Property acquired during the period of six fiscal quarters of the Parent most recently ended.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of such Lender in accordance with the terms of Section 12.6.(b) and (ii) has been approved by the Requisite Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness, (b) if such Person is a Single Asset Entity, any Secured Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company or SL Green Funding (in either case, a “Holdco”), any Indebtedness (“Holdco Indebtedness”) of such Holdco resulting from a Guarantee of, or Lien securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Holdco, so long as, in the case of a Single Asset Holding Company, either (i) recourse for payment of such Holdco Indebtedness (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or (ii) such Single Asset Holding Company has no assets other than Equity

Interests in such Single Asset Entity and cash and other assets of nominal value incidental to the ownership of the such Single Asset Entity.
“Note” means a promissory note of the Borrowers substantially in the form of Exhibit J, payable to a Lender or its registered assignees in a principal amount equal to the amount of such Lender’s Loan.
“Notice of Borrowing” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.2.(b) evidencing a Borrower’s request for a borrowing of Loans.
“Notice of Continuation” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing a Borrower’s request for the Continuation of a SOFR Loan.
“Notice of Conversion” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11. evidencing a Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrowers and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.
“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by non-Affiliate tenants paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default in the payment of fixed or basic rent has occurred and has continued unremedied for 60 or more days to (b) the aggregate net rentable square footage of such Property. For the purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build out or that is otherwise scheduled to be open for business within 90 days of such date.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Ownership Share” means, with respect to any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Unconsolidated Affiliate or (b) subject to compliance with the following paragraph, such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Unconsolidated Affiliate.
“Parent” has the meaning given that term in the introductory paragraph hereof and shall include the Parent’s successors and permitted assigns.
“Pari Passu Indebtedness” means Indebtedness (a) owing by one or more of the Loan Parties; (b) evidenced by documents, instruments and agreements containing terms, conditions, representations, covenants and events of default substantially the same as, or less restrictive than, but in no event more restrictive when taken as a whole than, those contained in this Agreement and the other Loan Documents; (c) that is not Secured Indebtedness; and (d) that ranks pari passu with the Indebtedness owing hereunder.
“Participant” has the meaning given that term in Section 12.5.(d).
“Participant Register” has the meaning given that term in Section 12.5.(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“Payment Recipient” has the meaning given that term in Section 11.11.
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Periodic Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.
“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding, other than for purposes of Sections 6.1.(f) and 9.2., any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) (i) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties and (ii) any Liens securing the Existing Credit Agreement pursuant to Section 12.20 (or any replacement) thereof; (f) Liens securing judgments not constituting an Event of Default under Section 10.1.(h); (g) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; (h) Liens (i) on earnest money deposits in connection with purchases and sales of properties, (ii) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to this Agreement, or (iii) consisting of an agreement to dispose of any property; (i) Liens in favor of any Borrower or any of its Subsidiaries; (j) Liens arising from precautionary UCC financing statement filings regarding leases entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; (k) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; (l) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and (m) other Liens not specifically listed above securing obligations in an aggregate principal amount not to exceed $10,000,000; provided that Liens described in the foregoing clauses (e)(ii) and (g) through (m) shall constitute Permitted Liens solely for purposes of Sections 6.1.(f) and 9.2.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Post-Default Rate” means, in respect of any principal of any Loan, the rate otherwise applicable plus an additional two percent (2.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Loans that are Base Rate Loans plus two percent (2.0%).
“Preferred Dividends” means, as to any Person, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by such Person. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of that class of Equity Interests, (b) paid or payable to such Person, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Principal Office” means the office of the Administrative Agent located at Wells Fargo Bank, National Association, Real Estate Banking, 550 South Tryon Street, ~~20th~~22nd Floor, Charlotte, NC 28202, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower Representative and the Lenders.
“Pro Rata Share” means, with respect to a Lender, the ratio, expressed as a percentage of (a) the outstanding principal amount of such Lender’s Loan to (b) the outstanding principal amount of all Loans.
“Property” means a parcel (or group of related parcels) of real property owned or leased by a Borrower, any Subsidiary or any Unconsolidated Affiliate.
“QI” has the meaning given that term in the definition of 1031 Property.
“Qualified Forward Equity Contract” means a forward equity contract with respect to common Equity Interests of the REIT, entered into by the REIT and a Person (other than the Borrower, its

Subsidiaries or their respective Affiliates); provided that, Qualified Forward Equity Contract shall exclude each forward equity contract, if any, with respect to which any of the following apply (x) the REIT or the counterparty would not reasonably be expected (as determined in good faith by the General Partner), for any reason, to be able to fulfill its obligations thereunder prior to the Maturity Date, (y) the REIT no longer intends to issue shares sufficient to realize such proceeds or (z) the REIT does not intend to contribute the net cash proceeds received in connection with any such forward equity contracts to the Borrower or its Subsidiaries.
“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
“Rated Borrower” has the meaning given that term in the definition of the term “Applicable Margin”.
“Rating Agency” means S&P, Moody’s or Fitch.
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
“Register” has the meaning given that term in Section 12.5.(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary: (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Requisite Lenders” means, as of any date, Lenders having more than 50.0% of the outstanding principal amount of all Loans; provided that (x) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (y) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Indebtedness” means Indebtedness of the type described in clause (a), (b), (c) or (f) of the definition thereof or of the type described in clause (i) or (j) of the definition thereof entered into with respect to Indebtedness of the type described in clauses (a), (b), (c) or (f) of the definition thereof (other than Nonrecourse Indebtedness and Indebtedness of a Subsidiary owing to a Borrower).

“Responsible Officer” means with respect to any Loan Party, the chairman, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the general counsel, any executive vice president and any senior vice president of such Loan Party, and with respect to any Subsidiary (other than a Loan Party), the chief executive officer, the chief operating officer and the chief financial officer.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding.
“Sanctioned Country” means, at any time, a country, territory or region which is, or whose government is, the subject or target of any Sanctions (including, without limitation, at the time of ~~this agreement~~the First Amendment Date, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, and North Korea ~~and Syria~~).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).
“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury, the European Union or any other Governmental Authority.
“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property, including any Nonrecourse Indebtedness of such Person that is secured only by a pledge of Equity Interests, but excluding, for the avoidance of doubt, the Obligations.
“Securities Act” means the Securities Act of 1933, together with all rules and regulations issued thereunder.
“SEV Operator” means Summit Entertainment Venture LLC, a Delaware limited liability company and its direct and indirect Subsidiaries so long as Summit Entertainment Venture LLC and/or such Subsidiaries are (i) Subsidiaries of the Parent and (ii) own SEV Investments.
“SEV Investments” means Investments that are comprised of the ownership, management, and strategic development of immersive and experiential consumer offerings, including consulting services, food and beverage programming, and the creation of proprietary software and technology intellectual property; provided that, for purposes of calculating SEV Value included in Unencumbered Asset Value (i) such Investment shall not be subject to any Lien or Negative Pledge, (ii) if such Investment is owned by a Subsidiary, no Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien or Negative Pledge, (iii) a Borrower has a right, directly or indirectly through a Subsidiary, to create Liens on such Investment as security for Indebtedness of such Borrower and to sell, transfer or otherwise dispose of such Investment, without the consent of any Person and (iv) with respect to which Investment no obligor, if applicable, is more than 60 days past due on payment obligations (including any required distributions thereof) thereunder. For the avoidance of doubt, no SEV Investment shall constitute a Newly-Acquired Property, a Transition Asset, a Development Property or a “property acquired during the six fiscal quarters most recently ended” or similar terms as used in the Loan Documents.

“SEV Value” means, for any date of determination, EBITDA of the SEV Operator generated from the ownership of SEV Investments for the immediately preceding period of four consecutive fiscal quarters (excluding EBITDA contributions from SEV Investments, which the Borrower has elected to value pursuant to the proviso to this definition), divided by 10.0%; provided that, with respect to any SEV Investment that has been held by the SEV Operator less than two years prior to such date of determination, the Borrower may elect to include in the SEV Value the book value of such SEV Investment determined in accordance with GAAP (notwithstanding this proviso, once the Borrower elects to determine the value of any SEV Investment as its EBITDA contribution divided by the 10.0%, such election shall be irrevocable).
“Single Asset Entity” means a Person (other than an individual) that (a) only owns either (x) a single Property or (y) Structured Finance Investments, and in either case, cash and other assets of nominal value incidental to such Person’s ownership of such Property or such Structured Finance Investments, as the case may be; (b) is engaged only in the business of owning, developing and/or leasing such Property or owning and/or servicing such Structured Finance Investment, as the case may be; and (c) receives substantially all of its gross revenues from such Property or Structured Finance Investments, as the case may be. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities owning Properties and not Structured Finance Investments and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).
“Single Asset Holding Company” has the meaning given that term in the definition of Single Asset Entity.
“SLGOP” has the meaning given that term in the introductory paragraph hereof and shall include SLGOP’s successors and permitted assigns.
“SL Green Funding” means SL Green Funding LLC, a New York limited liability company.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Loan” means a Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on ~~Adjusted~~ Term SOFR.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between a Loan Party and any Specified Derivatives Provider.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of any Loan Party or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.
“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.
“Structured Finance Investments” means, collectively, Investments directly or indirectly in (i) Indebtedness secured by Mortgages and Indebtedness in the form of mezzanine loans, (ii) preferred equity Investments (including preferred limited partnership interests) in entities owning (or leasing pursuant to a Ground Lease) real estate properties ~~and~~, (iii) certificates, notes or similar instruments issued by vehicles holding promissory notes secured by a Mortgage~~.~~ and (iv) securitizations (including any transaction which is a “securitisation” as defined in the EU Securitisation Regulation) or other obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgaged-backed securities, any finance lease, debt securities, equity securities or composite or combination securities; including synthetic securities that provide synthetic credit exposure to any such receivables or assets, that entitle the holders thereof to receive payments that (A) depend on the cash flow from a portfolio consisting primarily of ownership interests in any such receivables or assets or (B) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to any such receivables or assets.
“Structured Finance Value” means (a) for the purpose of determining Total Asset Value, an amount equal to the value (as determined in accordance with GAAP) of each Structured Finance Investment and (b) for the purpose of determining Unencumbered Asset Value, an amount equal to the value (as determined in accordance with GAAP) of each Structured Finance Investment (i) that is owned by a Borrower or a Wholly Owned Subsidiary, (ii) that is not subject to any Lien or Negative Pledge, (iii) that if owned by a Subsidiary, no Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien or Negative Pledge, (iv) with respect to which a Borrower has a right, directly or indirectly through a Subsidiary, to create Liens on such Structured Finance Investment as security for Indebtedness of such Borrower and to sell, transfer or otherwise dispose of such Structured Finance Investment, in the case, without the consent of any Person and (v) in respect of which no obligor is more than 60 days past due in respect of its payment obligations thereunder.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
“SUMMIT One Vanderbilt” means the Property comprising the Summit observatory located at the Property known as One Vanderbilt. For the avoidance of doubt, SUMMIT One Vanderbilt shall not constitute a Newly-Acquired Property, a Transition Asset, a Development Property or a “property acquired during the six fiscal quarters most recently ended” or similar terms as used in the Loan Documents.

“SUMMIT One Vanderbilt Operator” means Summit OVA Tenant LLC d/b/a Summit One Vanderbilt, a Subsidiary of the Parent, which operates SUMMIT One Vanderbilt.
“SUMMIT One Vanderbilt Value” means, at a given time, ~~(a) prior to December 6, 2024, an amount equal to the book value of Investments made by the Parent and its Subsidiaries in the SUMMIT One Vanderbilt Operator prior to such time; provided that the Borrowers may at any time during such period irrevocably elect to determine the SUMMIT One Vanderbilt Value based on EBITDA of the SUMMIT One Vanderbilt Operator divided by the Capitalization Rate pursuant to clause (b) below in lieu of the book value of Investments pursuant to this clause (a) and (b) on and after December 6, 2024,~~ EBITDA of the SUMMIT One Vanderbilt Operator for the immediately preceding period of four consecutive fiscal quarters divided by the Capitalization Rate.
“Syndication Agent” means the Person identified as such in the introductory paragraph hereof and shall include such Person’s successors and permitted assigns.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided further, that if Term SOFR determined as provided above (including pursuant to the proviso) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
~~“Term SOFR Adjustment” means for any calculation with respect to a SOFR Loan, a percentage per annum as set forth below for the applicable Interest Period of such SOFR Loan:~~

~~Interest Period~~	~~Percentage~~
~~One month~~	~~0.10%~~
~~Three months~~	~~0.15%~~
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Titled Agents” means each of the Lead Arrangers, the Bookrunners and the Syndication Agents.
“Total Asset Value” means, with respect to a Person, at a given time, the sum (without duplication) of all of the following of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way); plus (b) the quotient of (i) EBITDA of such Person and its Subsidiaries for the immediately preceding period of four consecutive fiscal quarters, divided by (ii) the Capitalization Rate; provided that, for the Annualization Period for a Newly-Acquired Property or

Transition Asset, the EBITDA attributable to such Newly-Acquired Property or such Transition Asset, as applicable, shall be determined on an Annualized basis; plus (c) the GAAP book value of Properties acquired during the six fiscal quarters most recently ended; plus (d) the GAAP book value of all Development Properties; plus (e) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes plus (f) the sum of the Structured Finance Value and the Fund Investment Value; plus (g) the GAAP book value of Transition Assets; plus (h) sum of the SUMMIT One Vanderbilt Value and the SEV Value as of such date; plus (i) mark-to-market value of Marketable Securities (provided that such Marketable Securities must not be subject to any lock-up or other transfer restrictions) and the aggregate positive amount of net cash proceeds that would be due to such Person from all Qualified Forward Equity Contracts that have not yet settled as of such date, calculated as if such Qualified Forward Equity Contracts were settled by such Person’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the applicable calculation period; plus (j) the GAAP book value of Investments in Unconsolidated Affiliates (for the avoidance of doubt, assets owned by Unconsolidated Affiliates which are described in clauses (a) – (~~h~~i) above shall not separately be included in the calculation of Total Asset Value). EBITDA attributable to (~~w~~s) SUMMIT One Vanderbilt Operator, (~~x~~t) SEV Operator, (u) Properties acquired or disposed of during the six fiscal quarters ending immediately prior to any date of determination of Total Asset Value ~~or~~, (~~y~~v) Properties that were Development Properties at the end of such fiscal quarter ~~or (z) Transition Assets~~, (w) Mortgage Receivables or other promissory notes, (x) Structured Finance Investments or Fund Investments, (y) Transition Assets or (z) Marketable Securities or forward equity trades, shall not be included in the calculation of Total Asset Value under clause (b) above. Notwithstanding the foregoing (I) if the contribution from clause (f) above should exceed ~~15~~20% of Total Asset Value, such excess shall be excluded from the calculation of Total Asset Value, (II) if the contribution from clause (ij) above should exceed 35% of Total Asset Value, such excess shall be excluded from the calculation of Total Asset Value ~~and~~, (III) if the contribution from SEV Value should exceed 5% of Total Asset Value, such excess shall be excluded from the calculation of Total Asset Value and (IV) if the contribution from (A) Unimproved Land, (B) Equity Interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates), (C) Mortgage Receivables in favor of such Person or any of its Subsidiaries (valued based on aggregate book value), (D) Structured Finance Value and Fund Investment Value, (E) Investments in Properties that are not (1) office Properties or (2) retail or multifamily Properties that are located in New York City ~~and~~, (F) the SEV Value and (G) the aggregate amount of the costs incurred with respect to (1) any Property of such Person or any of its Subsidiaries that is under construction (including any Development Property) and (2) any Transition Asset of such Person or any of its Subsidiaries, in each case determined on the basis of “construction-in-process” in accordance with GAAP, if applicable, and if not applicable, by the GAAP book value of such Property, in the aggregate for clauses (A) – (~~F~~G) should exceed 40% of Total Asset Value, such excess shall be excluded from the calculation of Total Asset Value.
“Total Indebtedness” means, with respect to any Person at any time of determination, all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis.
“Transition Asset” means, at any time of determination, either (a) Property that was acquired by a Borrower, a Subsidiary or an Unconsolidated Affiliate within the period of six fiscal quarters most recently ended and when acquired had an Occupancy Rate of less than seventy percent (70.0%) or (b) a Property identified by the Borrower Representative in a written notice (which may be by telecopy or electronic mail) to the Administrative Agent on which the existing building is undergoing a renovation or redevelopment that will result in at least thirty percent (30%) of the total gross leasable area of such building being unavailable for occupancy. A Transition Asset of the type described in clause (a) of this definition will cease to be a Transition Asset immediately following the last day of the period of six fiscal quarters commencing with the fiscal quarter in which such Property was acquired, and a Transition Asset of the type described in clause (b) of this definition will cease to be a Transition Asset immediately following the last day of the period of six fiscal quarters commencing with the fiscal quarter in which all improvements related to the renovation or redevelopment were completed. A Transition Asset of the type described in clause (a) of this definition shall in no event be considered to be a Newly-Acquired Property.
“Trust” means SL Green Capital Trust I, a Delaware statutory trust.

“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a SOFR Loan or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unencumbered Adjusted NOI” means, for any period, ~~(a)~~ Net Operating Income from all Eligible Properties~~, minus (b) Capital Reserves for such period~~.
“Unencumbered Asset Value” means, without duplication (a) the Unencumbered Adjusted NOI (excluding Net Operating Income attributable to (i) Development Properties, (ii) Transition Assets, (iii) Newly-Acquired Properties ~~and~~, (iv) SUMMIT One Vanderbilt and (v) any Investment owned by the SEV Operator) for the immediately preceding period of four consecutive fiscal quarters divided by the Capitalization Rate; provided that, for the Annualization Period for a Newly-Acquired Property or Transition Asset, the Unencumbered Adjusted NOI for such Newly-Acquired Property or Transition Asset, as applicable, shall be determined on an Annualized basis, plus (b) the GAAP book value of all Eligible Properties acquired during the six fiscal quarters most recently ended, plus (c) the sum of the Structured Finance Value and the Fund Investment Value, plus (d) the GAAP book value of Development Properties or Transition Assets that would be “Eligible Properties” if fully developed; plus (e) the GAAP book value of Mortgage Receivables held by a Borrower, a Subsidiary or an Unconsolidated Affiliate (i) that are not, and if held by a Subsidiary or Unconsolidated Affiliate, no Borrower’s direct or indirect ownership interest in such Subsidiary or Unconsolidated Affiliate is, subject to any Lien (other than Permitted Liens) or any Negative Pledge, and (ii) with respect to which a Borrower has a right, directly or indirectly through a Subsidiary or Unconsolidated Affiliate, to create Liens on such Mortgage Receivables as security for Indebtedness of such Borrower and to sell, transfer or otherwise dispose of such Mortgage Receivable, in each case, without the need to obtain the consent of any Person; plus (f) cash and Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way) of the Borrower, any Subsidiary or any Unconsolidated Affiliate, excluding any Subsidiary or Unconsolidated Affiliate whose Equity Interests are subject to a Lien or a Negative Pledge; plus (g) the SUMMIT One Vanderbilt Value to the extent that SUMMIT One Vanderbilt qualifies as an “Eligible Property”; plus (h) the SEV Value; plus (i) marked-to-market value of Marketable Securities (provided that such Marketable Securities (i) must not be subject to any lock-up or other transfer restrictions, (ii) are not, and if held by a Subsidiary or Unconsolidated Affiliate, no Borrower’s direct or indirect ownership interest in such Subsidiary or Unconsolidated Affiliate is, subject to any Lien (other than Permitted Liens) or any Negative Pledge, and (iii) with respect to which a Borrower has a right, directly or indirectly through a Subsidiary or Unconsolidated Affiliate, to create Liens on such Marketable Security as security for Indebtedness of such Borrower and to sell, transfer or otherwise dispose of such Marketable Security, in each case, without the need to obtain the consent of any Person). For purposes of this definition, to the extent that the percentage of Unencumbered Asset Value attributable to (x) SEV Value would exceed 5% of the Unencumbered Asset Value, (y) (A) assets identified in clauses (c), (d) (not including 760 Madison Avenue, New York, New York), (e) ~~and~~, (g) and (h) above, (B) Unencumbered Adjusted NOI attributable to Unconsolidated Affiliates and (C) the GAAP book value of Eligible Properties acquired during the six fiscal quarters most recently ended and cash and Cash Equivalents which, with respect to this clause (C), are owned by, Unconsolidated Affiliates, would, for clauses (A) – (C) in the aggregate exceed 35.0% of Unencumbered Asset Value and/or (~~y~~z) Properties subject to a Ground Lease (not including each of 1185 Avenue of the Americas, New York, New York, ~~625 Madison Avenue, New York, New York~~ and 711 Third Avenue, New York, New York) would exceed 10% of the Unencumbered Asset Value, then, in the case of each of clauses (x) ~~and~~, (y) and (z), such excess shall be excluded from the calculation of Unencumbered Asset Value. Further, no Property (or Net Operating Income attributable to such Property), Structured Finance Investment, Fund Investment, Mortgage Receivable, cash or Cash Equivalent ~~or~~, SUMMIT One Vanderbilt Value, SEV Value or Marketable Security owned or held by, or allocated to the ownership share of, an entity other than a Borrower shall be included in the calculation of Unencumbered Asset Value if such entity, or an entity (other than a Borrower) that has a direct or indirect ownership interest in such entity, is an obligor in respect of any Indebtedness (other than Nonrecourse Indebtedness of the type described in clause (a) of the definition thereof). For the avoidance of doubt, in no event shall (I) any Property (or Net Operating Income attributable to such Property), Structured Finance Investment, Fund Investment, Mortgage Receivable, cash ~~or~~, Cash Equivalent or Marketable Security owned or held by a Single Asset Entity ~~or~~, (II) SUMMIT One Vanderbilt Value held by the SUMMIT One Vanderbilt Operator, or (III) SEV Value held by a SEV Operator, if, in any such case, such applicable Person is an obligor in respect of any Indebtedness, be included in the calculation of Unencumbered Asset Value.
“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following 12 months.
“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is not Nonrecourse Indebtedness and that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.2(b), 2.9, 2.10 and 2.11, in each case, such day is also a Business Day.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning given that term in Section 3.10.(g)(ii)(B)(III).
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Wholly Owned Subsidiaries of such Person or by such Person and one or more other Wholly Owned Subsidiaries of such Person. Notwithstanding anything in this definition to the contrary, SLGOP shall be deemed to be a Wholly Owned Subsidiary of the Parent, and SL Green Management Corp. shall be deemed to be a Wholly Owned Subsidiary of SLGOP.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party or (c) the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2. General; References to Eastern Time.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary, a reference to an “Affiliate” means a reference to an Affiliate of the Parent and a reference to an “Unconsolidated Affiliate” means a reference to an Unconsolidated Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time.
Section 1.3. Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.
Section 1.4. Rates.
The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate~~, Adjusted Term SOFR~~ or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.2(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, ~~Adjusted Term SOFR,~~ Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, ~~Adjusted Term SOFR,~~ Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower . The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate~~, Adjusted Term SOFR~~  or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.5. Financial Attributes of Unconsolidated Affiliates.
When determining the compliance by the Parent or the Borrowers with any financial covenant contained in any of the Loan Documents only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes (including the value of any Property (or Net Operating Income attributable to such Property), EBITDA, Structured Finance Investment, Fund Investment, Mortgage Receivable, cash or Cash Equivalent, SEV Value or SUMMIT One Vanderbilt Value) of an Unconsolidated Affiliate shall be included. For the avoidance of doubt, no Indebtedness of an Unconsolidated Affiliate shall be included in determining the compliance by the Parent or the Borrowers with any financial covenant contained in any of the Loan Documents.
ARTICLE II.    Credit Facility
Section 2.1. [Reserved].
Section 2.2. Term Loans.
(a)Term Loans. Subject to the terms and conditions set forth in this Agreement, on the Effective Date, each Lender severally and not jointly agrees to make a Loan to the Borrowers in the principal amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount”. Upon the funding by each Lender of its Loan on the Effective Date, the Commitment of such Lender shall terminate whether or not the full amount of the Commitments are funded on such date. Any portion of a Loan that is repaid or prepaid may not be reborrowed.
(b)Request for Term Loans. The Borrowers shall deliver to the Administrative Agent a Notice of Borrowing requesting that the Lenders make their respective Loans on the Effective Date. Such Notice of Borrowing shall be delivered to the Administrative Agent not later than 12:00 noon Eastern time at least one (1) Business Day prior to a borrowing of Loans that are to be Base Rate Loans and not later than 12:00 noon Eastern time at least three (3) Business Days prior to a borrowing of Loans that are to be SOFR Loans. Such Notice of Borrowing shall specify the aggregate principal amount of the Loans to be borrowed, the Type of the requested Loans and if such Loans are to be SOFR Loans, the initial Interest Period for such Loans.
(c)Funding of Term Loans. Promptly after receipt of the Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Loan to be made by such Lender to the applicable Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 12:00 noon Eastern time on the Effective Date. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the applicable Borrower in the account specified in the Disbursement Instruction Agreement, not later than 3:00 p.m. Eastern time on the date of the requested borrowing of Loans, the proceeds of such amounts received by the Administrative Agent.
(d)Assumptions Regarding Funding by Lenders. With respect to Loans to be made on the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower the amount of such Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrowers severally agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from and including the date such Loan is made available to the applicable Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Overnight Rate and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans. If a Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by the Borrowers for such period. If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing. Any payment by any Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make available the proceeds of a Loan to be made by such Lender.
Section 2.3. [Reserved].
Section 2.4. [Reserved].
Section 2.5. [Reserved].
Section 2.6. Rates and Payment of Interest on Loans.
(a)Rates. Each Borrower jointly and severally promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender to any Borrower for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and
(ii)during such periods as such Loan is a SOFR Loan, at ~~Adjusted~~ Term SOFR for such Loan for the Interest Period therefor, plus the relevant Applicable Margin for SOFR Loans.

Notwithstanding the foregoing, while an Event of Default exists, each Borrower jointly and severally agrees to pay to the Administrative Agent for the account of each Lender, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by any Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrowers for all purposes, absent manifest error.
(c)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.7. Number of Interest Periods.
There may be no more than 2 different Interest Periods for SOFR Loans outstanding at the same time.
Section 2.8. Repayment of Loans.
Each Borrower jointly and severally agrees to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date.
Section 2.9. Optional Prepayments.
Subject to Section 4.4., any Borrower may prepay the Loans at any time without premium or penalty. The Borrower Representative shall give the Administrative Agent at least two (2) Business Days (or, in the case of SOFR Loans, U.S. Government Securities Business Days) prior notice (which may be by telephone (promptly followed by a written notice), telecopy or electronic mail) of the prepayment of any Loan. Each voluntary prepayment of the Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of the Loans then outstanding).
Section 2.10. Continuation.
So long as no Default or Event of Default exists, any Borrower may on any Business Day, with respect to any SOFR Loan, elect to maintain such SOFR Loan or any portion thereof as a SOFR Loan by selecting a new Interest Period for such SOFR Loan. Each Continuation of SOFR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower Representative giving to the Administrative Agent a Notice of Continuation not later than 12:00 noon Eastern time on the third U.S. Government Securities Business Day prior to the date of any such Continuation. Such notice of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the SOFR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrowers once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each applicable Lender of the proposed Continuation. If the Borrower Representative shall fail to select in a timely manner a new Interest Period for any SOFR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a SOFR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11. or such Borrower’s failure to comply with any of the terms of such Section.
Section 2.11. Conversion.
Any Borrower may on any Business Day, upon the Borrower Representative giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a SOFR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans of the same Class into SOFR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 12:00 noon Eastern time three (3) U.S. Government Securities Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type and Class of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a SOFR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable and binding on the Borrowers once given.
Section 2.12. Notes.
(a)Notes. Except in the case of a Lender that has requested that it not receive a Note, the Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Note, payable to such Lender, or its registered assignees, in a principal amount equal to the amount of its Commitment and otherwise duly completed.
(b)Records. The date, amount, interest rate, Class, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to any Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on such Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of such Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the records maintained by the Administrative Agent pursuant to Sections 3.8. and 12.5.(c), in the absence of manifest error, the records maintained by the Administrative Agent pursuant to Sections 3.8. and 12.5.(c) shall be controlling.
(c)Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower Representative of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrowers, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrowers shall at their own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.13. [Reserved].
Section 2.14. Extension of Maturity Date.
The Borrowers shall have the right, exercisable two times, to extend the Maturity Date by six months for each extension. The Borrowers may exercise such right only by the Borrower Representative executing and delivering to the Administrative Agent at least 30 days but not more than 180 days prior to the current Maturity Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall forward to each Lender a copy of an Extension Request delivered to the Administrative Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Maturity Date shall be extended for six months effective upon receipt of an Extension Request and payment of the fee referred to in the following clause (b): (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Event of Default shall exist and no Default under any of subsections (a), (e) or (f) of Section 10.1. shall exist and (ii) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, (b) the Borrowers shall have paid the Fees payable under Section 3.5.(f) and (c) solely with respect to the exercise of a second extension of the Maturity Date, the “Revolving Termination Date” (as defined in the Existing Credit Agreement) shall have been extended (including, for the avoidance of doubt, via an amendment, restatement or other modification to the Existing Credit Agreement) to a date that is no earlier than the new Maturity Date after giving effect to such second extension.
Section 2.15. [Reserved].
Section 2.16. Joint and Several Liability of the Borrowers.
(a)The obligations of each Borrower hereunder and under the other Loan Documents to which any Borrower is a party shall be joint and several, and, accordingly, each Borrower confirms that it is liable for the full amount of the Obligations, regardless of whether incurred by such Borrower or any other Borrower.
(b)Each Borrower represents and warrants to the Administrative Agent and the Lenders that the Borrowers, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts.
(c)None of the Administrative Agent or any Lender shall be obligated or required before enforcing any Loan Document against a Borrower: (a) to pursue any right or remedy it may have against any other Borrower or any other Person or commence any suit or other proceeding against any other Borrower or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of any other Borrower or any other Person; or (c) to make demand of any other Borrower or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent or any Lender which may secure any of the Obligations.
(d)It is the intent of each Borrower, the Administrative Agent and the Lenders that in any proceeding of the types described in Sections 10.1.(e) or 10.1.(f), a Borrower’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Borrower hereunder to be avoidable or unenforceable against such Borrower in such proceeding as a result of Applicable Law, including without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Borrower hereunder shall be determined in any such proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Borrower hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Borrower shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Borrower hereunder, to be subject to avoidance under the Avoidance Provisions. This subsection is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Borrower hereunder to be subject to avoidance under the Avoidance Provisions, and no Borrower or any other Person shall have any right or claim under this Section that would not otherwise be available to such Person under the Avoidance Provisions.
(e)To the extent that any Borrower shall be required hereunder to pay any portion of the Obligations exceeding the greater of (a) the amount of the value actually received by such Borrower and its Subsidiaries from the Loans and other Obligations and (b) the amount such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of Obligations (excluding the amount paid by any other Person) in the same proportion as such Borrower’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all of the Borrowers on such date, then such Borrower shall be reimbursed by each other Borrower for the amount of such excess pro rata, based on the respective net worth of such other Borrower on such date.
(f)Each Borrower assumes all responsibility for being and keeping itself informed of the financial condition of the other Borrowers, and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Borrower assumes and incurs hereunder, and agrees that none of the Administrative Agent or any Lender shall have any duty whatsoever to advise any Borrower of information regarding such circumstances or risks.
Section 2.17. Borrower Representative.
Each Borrower hereby appoints the Parent to act as its agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans and the giving and receiving of notices under or in respect of the Loan Documents) (in such capacity, the “Borrower Representative”). Each Borrower acknowledges and agrees that (i) the Borrower Representative may execute such documents as the Borrower Representative deems appropriate in its sole discretion, and with respect to any such document executed by only the Borrower Representative, each Borrower shall be bound by and obligated by all of the terms of any such document, (ii) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Borrower Representative shall be deemed to have been delivered to each Borrower and (iii) the Administrative Agent and the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrowers or the Borrower Representative. Each Borrower agrees that any action taken by the Borrower Representative without the consent of, or notice to, such Borrower shall not release or discharge such Borrower from its obligations hereunder.
Section 2.18. [Reserved].
Section 2.19. Additional Loans.
The Borrowers shall have the right at any time prior to the Maturity Date, to request the making of additional Loans (the “Additional Loans”), by the Borrower Representative providing written notice (which may be by telecopy or electronic mail) to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to the making of any Additional Loans, the aggregate outstanding principal amount of Loans shall not exceed $200,000,000 less the amount of any optional prepayments of the Loans pursuant to Section 2.9. Additional Loans shall be subject to the same terms and conditions of this Agreement that are applicable to all other Loans of the same Class. Each such request to make Additional Loans must be in an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof (or such other amounts as may be acceptable to the Administrative Agent and the Borrowers). The Administrative Agent, in consultation with the Borrower Representative, shall manage all aspects of the syndication of the making of Additional Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to the making of Additional Loans, and the allocations of the making of Additional Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to make an Additional Loan, and any new Lender becoming a party to this Agreement in connection with the making of Additional Loans must be an Eligible Assignee. Effecting the making of Additional Loans under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of the making of such Additional Loans, (y) the representations and warranties made or deemed made by any Borrower or any other Loan Party in any Loan Document to which such Borrower or such other Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate, partnership or other necessary action taken by the Borrowers to authorize the borrowing of Additional Loans; (ii) an opinion of counsel to the Borrowers and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) new Notes executed by the Borrowers, payable to any new Lenders and replacement Notes executed by the Borrowers, payable to any existing Lenders increasing their Loans, in the amount of such Lender’s Loan (in each case unless any such Lender requests not to receive such a Note). In connection with the making of any Additional Loans pursuant to this Section, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
Section 2.20. Funds Transfer Disbursements.
(a)Generally. Each Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of such Borrower to any of the accounts designated in the Disbursement Instruction Agreement. Each Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower Representative or such Borrower; or (ii) made in such Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by such Borrower. Each Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower Representative or such Borrower to effect a wire or funds transfer even if the information provided by the Borrower Representative or such Borrower identifies a different bank or account holder than named by the Borrower Representative or such Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower Representative or any Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, each Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and any Borrower. Each Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower Representative or such Borrower of such transfer.
(b)Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.
(c)Limitation of Liability. None of the Administrative Agent or any Lender shall be liable to any Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which any Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or any Borrower knew or should have known the likelihood of these damages in any situation. None of the Administrative Agent or any Lender makes any representations or warranties other than those expressly made in this Agreement.
ARTICLE III. Payments, Fees and Other General Provisions
Section 3.1. Payments.
(a)Payments by Borrowers. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by any Loan Party under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 12:00 noon Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.5., each Borrower shall, at the time of such Borrower’s making a payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by such Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)Presumptions Regarding Payments by Borrowers. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due from a Borrower to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
Section 3.2. Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each payment of fees under Section 3.5(f) shall be made for the account of the Lenders, pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, (b) each payment or prepayment of principal of Loans shall be made for the account of the Lenders, pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (c) each payment of interest on Loans shall be made for the account of the Lenders, pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Sections 4.1.(c) and 4.5.) shall be made pro rata among the Lenders, as applicable, according to the amounts of their respective Loans, and the then current Interest Period for each Lender’s portion of such Loan of such Type shall be coterminous.
Section 3.3. Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to a Borrower under this Agreement or shall obtain payment on any other Obligation owing by a Borrower through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of a Borrower to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to other Lenders in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the applicable Loans made by such other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable.    To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Borrower.
Section 3.4. Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any

Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5. Fees.
(a)Closing Fee. On the Effective Date, the Borrowers jointly and severally agree to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by any Borrower and the Administrative Agent.
(b)[Reserved].
(c)[Reserved].
(d)[Reserved].
(e)[Reserved].
(f)Extension Fee. If the Maturity Date is being extended in accordance with Section 2.14., the Borrowers shall, for each such extension, pay to the Administrative Agent for the account of each Lender a fee equal to 0.075% of the aggregate outstanding principal amount of such Lender’s portion of the Loans. Each such fee shall be due and payable in full on the effective date of each respective extension.
(g)Administrative and Other Fees. Each Borrower jointly and severally agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter with the Lender acting as Administrative Agent and as may be otherwise agreed to in writing from time to time by any Borrower and the Administrative Agent.
Section 3.6. Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.
Section 3.7. Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by any Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower Representative shall notify the respective Lender in writing that such Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that no Borrower pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by such Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon any Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.8. Statements of Account.
The Administrative Agent will account to the Borrowers monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrowers absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge any Borrower from any of its obligations hereunder.
Section 3.9. Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.6. and in the definition of Requisite Lenders, as applicable.
(b)Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)[Reserved].
(d)[Reserved].
(e)[Reserved].
(f)Defaulting Lender Cure. If the Borrower Representative and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other applicable Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their pro rata share thereof whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 12.22., no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 3.10. Taxes.
(a)Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrowers and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrowers and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this subsection.
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower Representative or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit T-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(IV)to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit T-2 or Exhibit T-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit T-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person or to apply for, seek or pursue any refund on behalf of the indemnifying party.
(i)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE IV. Yield Protection, Etc.
Section 4.1. Additional Costs; Capital Adequacy.
(a)Capital Adequacy. If any Lender or any Participant determines that, as the result of a Regulatory Change, compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then from time to time, within thirty (30) days after written demand by such Lender or such Participant, the Borrowers jointly and severally agree to pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.
(b)Additional Costs. In addition to and not in limitation of the immediately preceding subsection, the Borrowers jointly and severally agree to pay promptly to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any Loans or its obligation to make any Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or (ii) imposes or modifies any reserve, special deposit, liquidity or similar requirements (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by, such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder), or (iii) has or would have the effect of reducing the rate of return on capital of such Lender (other than on account of Taxes) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)Lender’s Suspension of SOFR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on SOFR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes SOFR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower Representative (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, SOFR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).
(d)[Reserved].
(e)Notification and Determination of Additional Costs. Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower Representative (and in the case of a Lender or a Participant, the Administrative Agent as well) of any event occurring after the Agreement Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release any Borrower from any of its obligations hereunder. Notwithstanding the foregoing sentence, the Borrowers shall not be required to compensate a Lender or a Participant pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Participant, as the case may be, notifies the Borrower Representative of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s or such Participant’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower Representative (and in the case of a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.
Section 4.2. Suspension of SOFR Loans.
(a)Circumstances Affecting Benchmark Availability. Anything herein to the contrary notwithstanding, if, on or prior to the determination of ~~Adjusted~~ Term SOFR for any Interest Period:
(i)the Administrative Agent reasonably determines (which determination shall be conclusive) that adequate and reasonable means do not exist for ascertaining ~~Adjusted~~ Term SOFR (including, without limitation, because SOFR is not available or published on a current basis), for such Interest Period; or
(ii)(A) the Administrative Agent reasonably determines (which determination shall be conclusive) that ~~Adjusted~~ Term SOFR does not adequately and fairly represent the cost to any Lender of making or maintaining SOFR Loans for such Interest Period or (B) the Administrative Agent is advised by the Requisite Lenders that ~~Adjusted~~ Term SOFR does not adequately and fairly represent the cost to the Lenders of making or maintaining SOFR Loans for such Interest Period;
then the Administrative Agent shall give the Borrower Representative and each Lender prompt notice thereof and, (w) any obligation of the Lenders to make additional SOFR Loans and the right of the Borrowers to Continue SOFR Loans or Convert Loans into SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods), (x) the Borrowers may revoke any pending request for a borrowing of, Continuation of, or Conversion of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrowers will be deemed to have

Converted any such request into a request for a borrowing of or Conversion to, Base Rate Loans in the amount specified there, and (y) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.
(a)Benchmark Replacement Setting.
(i)Benchmark Replacement.
(A)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower Representative so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.2(b)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.
(B)No Derivatives Contract shall be deemed to be a “Loan Document” for purposes of this Section 4.2(b).
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower Representative of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.2(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.2(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a

Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
Section 4.3. Illegality.
If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, Daily /Simple SOFR, the Term SOFR Reference Rate~~, Adjusted Term SOFR~~  or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower Representative and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower Representative that such circumstances no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans, to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.4.
Section 4.4. Compensation.
The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)any payment or prepayment (whether mandatory or optional) of a SOFR Loan by a Borrower, or Conversion of a SOFR Loan made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan;
(b)any failure by a Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2. to be satisfied) to borrow a SOFR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a SOFR Loan or Continue a SOFR Loan on the requested date of such Conversion or Continuation,
(c)any failure of a Borrower to prepay any SOFR Loan on a date specified therefor in a notice of prepayment, or
(d)the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 4.6.
Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a SOFR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such SOFR Loan for the remainder of the Interest Period at the rate applicable to such SOFR Loan, less (B) the amount of interest that would accrue on the same SOFR Loan for the same period if SOFR were set on the date on which such SOFR Loan was repaid, prepaid, Converted or assigned or the date on which a Borrower failed to borrow, Convert into, Continue or prepay such SOFR Loan, as applicable, calculating present value by using as a discount rate SOFR quoted on such date. Upon the Borrower Representative’s request, the Administrative Agent shall provide the Borrower Representative with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.
Section 4.5. Treatment of Affected Loans.
If the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s SOFR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for SOFR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower Representative with a copy to the Administrative Agent, if applicable) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:
(i)to the extent that such Lender’s SOFR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s SOFR Loans shall be applied instead to its Base Rate Loans; and
(ii)all Loans that would otherwise be made or Continued by such Lender as SOFR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into SOFR Loans shall remain as Base Rate Loans.
If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower Representative (with a copy to the Administrative Agent, if applicable) that the circumstances specified in Section 4.1.(c) or 4.3. that gave rise to the Conversion of such Lender’s SOFR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 4.6. Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 4.1.(c) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) a Lender is a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower Representative may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender, any other Lender, or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee; provided that the failure or unwillingness of such Affected Lender to execute the Assignment and Assumption and other necessary documents shall not prevent or delay such assignment and the Assignment and Assumption and other necessary documents shall be automatically deemed to be fully authorized and executed by the Affected Lender if such Affected Lender does not promptly execute all documents reasonably requested to effect such assignment (and, if such Lender fails to deliver any Notes held by it, such Notes shall automatically be deemed canceled and such Lender shall be required to indemnify the Borrowers for any liabilities incurred by the Borrowers by reason of the failure of such Lender to deliver such Notes). The exercise by the Borrowers of their rights under this Section shall be at the Borrowers’ sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit any Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1., or 4.4.) with respect to any period up to the date of replacement.
Section 4.7. Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
ARTICLE V. Conditions Precedent
Section 5.1. Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder is subject to the satisfaction or waiver of the following conditions precedent:
(a)The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)counterparts of this Agreement executed by each of the parties hereto;
(ii)Notes executed by the Borrowers, payable to each applicable Lender, other than any Lender that has requested that it not receive Notes and complying with the terms of Section 2.12.(a);
(iii)evidence, in form satisfactory to the Administrative Agent, that the entire outstanding principal amount of, and all accrued but unpaid interest on, the “Term B Loan” (as defined in the Existing Credit Agreement) shall have been repaid and satisfied in full on the Agreement Date substantially concurrently with the effectiveness of this Agreement;
(iv)an opinion or opinions of counsel to the Borrowers and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters set forth in Exhibit N;
(v)the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
(vi)a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii)a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower Representative, authorized to execute and deliver on behalf of each Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;
(viii)copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) such Loan Party’s by-laws, if a corporation, operating agreement, if a limited liability company, partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)a Compliance Certificate for the Parent calculated on a pro forma basis for the Parent’s fiscal quarter ended September 30, 2024;
(x)a Disbursement Instruction Agreement effective as of the Agreement Date;
(xi)evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and
(xii)such other documents, agreements and instruments as the Administrative Agent, or any Lender (through the Administrative Agent), may reasonably request; and
(b)In the good faith judgment of the Administrative Agent:
(i)there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;
(ii)no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(iii)the Parent and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and
(iv)each Borrower and each other Loan Party (i) shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act and (ii) shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (unless such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least five (5) Business Days prior to the Agreement Date.
Section 5.2. Conditions Precedent to All Loans.
The obligations of Lenders to make any Loans are subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) the Administrative Agent shall have received a timely Notice of Borrowing. Each Credit Event shall constitute a certification by each Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless any Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, each Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made that all conditions to the making of such Loan contained in this Section 5.2. have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.
ARTICLE VI. Representations and Warranties
Section 6.1. Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, each Borrower represents and warrants to the Administrative Agent and each Lender as follows:
(a)Organization; Power; Qualification. Each of the Borrowers, the other Loan Parties and their Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect. None of the Borrowers, any other Loan Party or any other Subsidiary is an EEA Financial Institution.
(b)Ownership Structure. Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of each of the Borrowers setting forth (i) for each such Subsidiary (A) the jurisdiction of organization of such Subsidiary and (B) whether such Subsidiary is a Material Subsidiary, and (ii) for each such Subsidiary that owns or leases a Property, and/or owns or holds a Structured Finance Investment, Fund Investment or Mortgage Receivable, that as of the Agreement Date is eligible for inclusion in a calculation of Unencumbered Asset Value (A) each Borrower or Subsidiary holding any direct or indirect Equity Interest in such Subsidiary, (B) the nature of the Equity Interests held by each such Person, and (C) the percentage of ownership represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule, (A) except with respect to (I) any Subsidiary which is not a Wholly Owned Subsidiary, (II) any Subsidiary which is a Single Asset Entity and (III) customary provisions in partnership agreements, lease agreements, mortgages and similar agreements in each case entered into in the ordinary course of business, each of the Borrowers and their Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) except with respect to (I) any Subsidiary which is not a Wholly Owned Subsidiary, (II) any Subsidiary which is a Single Asset Entity and (III) customary provisions in partnership agreements, lease agreements, mortgages and similar agreements, in each case entered into in the ordinary course of business, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of each Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the applicable Borrower.
(c)Authorization of Loan Documents and Borrowings. Each Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letters to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letters to which any Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such

Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(d)Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and the Fee Letters in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including any Environmental Laws) relating to any Borrower or any other Loan Party or any Subsidiary; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Borrower or any other Loan Party or any Subsidiary is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Borrower or any other Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.
(e)Compliance with Law; Governmental Approvals. Each of the Borrowers, the other Loan Parties and the Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(f)Title to Properties; Liens. Part I of Schedule 6.1.(f) is, as of the Agreement Date, a complete and correct listing of all Properties of each Borrower, each other Loan Party and each of their respective Subsidiaries, which also identifies any Property that is a Development Property or Transition Asset as such a Property. Each of the Loan Parties and each their respective Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against any assets of any Borrower, any Loan Party or any Subsidiary other than Permitted Liens and Liens set forth on Part II of Schedule 6.1.(f).
(g)Existing Indebtedness. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Material Indebtedness (including all Guarantees) of each of the Borrowers, the other Loan Parties and their respective Subsidiaries, and if such Material Indebtedness is secured by any Lien, identifying the Properties or other assets encumbered by such Lien. As of the Agreement Date, each Borrower, each other Loan Party and each of their respective Subsidiaries have performed and are in compliance with all of the terms of such Material Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Material Indebtedness.
(h)[Reserved].
(i)Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating to or affecting any Borrower, any other Loan Party any Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slowdowns, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Borrower, other Loan Party or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.
(j)Taxes. All federal, state and other material tax returns of each Borrower, each other Loan Party and each Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other material taxes, assessments and other governmental charges or levies upon, each Borrower, each other Loan Party, each Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of any Borrower, any other Loan Party or any Subsidiary is under audit. All charges, accruals and reserves on the books of any Borrower, any other Loan Party and their Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.
(k)Financial Statements. The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheets of each Borrower and its respective consolidated Subsidiaries for the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP, and (ii) the respective unaudited consolidated balance sheets of each Borrower and its respective consolidated Subsidiaries for the three fiscal quarter period ended September 30, 2024, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow for the three fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of each Borrower and its respective consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). No Loan Party or any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in the financial statements referenced in clauses (i) and (ii) above.
(l)No Material Adverse Change. Since December 31, 2023, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Borrowers is, and the Parent and its Subsidiaries, on a consolidated basis, are, Solvent.
(m)ERISA.
(i)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Except with respect to Multiemployer Plans, (i) each Qualified Plan (A) has obtained a current favorable determination letter issued by the Internal Revenue Service, (B) is entitled to rely on a current, favorable opinion letter issued by the Internal Revenue Service, or (C) has a remedial amendment period that has not yet expired during which the Qualified Plan may be filed for a favorable determination letter with respect to all provisions of such Qualified Plan, and (ii) to the best knowledge of each Borrower, nothing has occurred which could reasonably cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter, except in the case of a compliance failure with respect to the Qualified Plan that is reasonably likely to result in a material liability to any of the Borrowers.
(ii)With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $25,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (A) no ERISA Event has occurred or is reasonably expected to occur; (B) there are no pending, or to the best knowledge of each Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (C) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; (D) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code; and (E) no assessment or tax has arisen under Section 4980H of the Internal Revenue Code.

(n)Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by any Loan Party or any Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(o)Environmental Laws. Each of the Borrowers, each other Loan Party and each Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Borrower, any other Loan Party or any Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to each Loan Party’s knowledge after due inquiry, threatened, against such Loan Party or any Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To each Loan Party’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.
(p)Investment Company. None of the Borrowers, any other Loan Party or their Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(q)Margin Stock. None of the Borrowers, the other Loan Parties or their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(r)Affiliate Transactions. Except as permitted by Section 9.8. or as otherwise set forth on Schedule 6.1.(r), none of the Borrowers, the other Loan Parties or their Subsidiaries is a party to or bound by any agreement or arrangement with any Affiliate.

(s)Intellectual Property. Each of the Borrowers, the other Loan Parties and the other Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by any Borrower, any other Loan Party or any Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrowers, the other Loan Parties and their Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of any Borrower, any other Loan Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(t)Business. As of the Agreement Date, the Borrowers, the other Loan Parties and their Subsidiaries are engaged primarily in the business of owning, managing, leasing, acquiring, repositioning and making investments in office properties in the borough of Manhattan, New York, New York, together with other business activities incidental thereto.
(u)Broker’s Fees. Except as set forth in the Fee Letters, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Borrower or any other Loan Party for any other services rendered to any Borrower or any Subsidiary ancillary to the transactions contemplated hereby.
(v)Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections, other forward looking statements and information of a general economic or industry specific nature) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, any Borrower, any other Loan Party or any Subsidiary were, taken as a whole, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of any Borrower, any other Loan Party or any Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact is known to any Borrower or any other Loan Party which has had, or may in the future have (so far as any Borrower or other Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. As of the Agreement Date, all of the information included in the Beneficial Ownership Certification, if required to be delivered, is true and correct.
(w)Not Plan Assets; No Prohibited Transactions. None of the assets of any Borrower, any other Loan Party or any Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(x)Anti-Corruption Laws and Sanctions. None of any Borrower, any other Loan Party, any of their respective Subsidiaries, any of their respective directors or officers, nor to the knowledge of the Loan Parties, any employees, Affiliates or any agent or representative of any Borrower, any other Loan Party or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iv) has violated any Anti-Money Laundering Law in any material respect. Each Borrower, each other Loan Party and its respective Subsidiaries, and to the knowledge of such Borrower and such other Loan Party, each director, officer, employee, agent and Affiliate of such Borrower, such other Loan Party and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by such Borrower, such other Loan Party, their respective Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of such Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.
(y)REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.
(z)Eligible and Identified Properties; Structured Finance Investments. As of the Agreement Date, Schedule 6.1.(z) is a correct and complete list of all Eligible Properties, all Fund Investments and all Structured Finance Investments, and the name of each Subsidiary that owns or leases any such Property or that owns any such Fund Investment or Structured Finance Investment.
(aa)Unencumbered Properties; Unencumbered Asset Value. Each Property included in any calculation of Unencumbered Adjusted NOI satisfied at the time of such calculation, all of the requirements contained in the definition of “Eligible Property”. Each Property included in the calculation of Unencumbered Asset Value satisfied, at the time of such calculation, all of the requirements contained in the definition of “Eligible Property”. At the time of calculation of Unencumbered Asset Value, no Property, Structured Finance Investment, Fund Investment or Mortgage Receivable owned or held by an entity other than a Borrower or other Loan Party was included in the calculation of Unencumbered Asset Value if such entity, or an entity (other than a Borrower or another Loan Party) that had a direct or indirect ownership interest in such entity at the time of such calculation, was an obligor in respect of any Indebtedness (other than Nonrecourse Indebtedness of the type described in clause (a) of the definition thereof).
(bb)    Outbound Investment Rules. No Loan Party is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules.
Section 6.2. Survival of Representations and Warranties, Etc.
All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made on and as of the Agreement Date, the Effective Date, the date on which any extension of the Maturity Date is effectuated pursuant to Section 2.14., the date on which Additional Loans are made pursuant to Section 2.19. and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VII. Affirmative Covenants
For so long as this Agreement is in effect, each Borrower shall comply with the following covenants:
Section 7.1. Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 9.3., each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 7.2. Compliance with Applicable Law.
Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Each Borrower and each other Loan Party shall maintain in effect policies and procedures reasonably designed to ensure compliance by such Borrower, such other Loan Party and their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions in all material respects.
Section 7.3. Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve in all material respects all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and in all material respects maintain in good repair, working order and condition all material tangible properties, ordinary wear and tear excepted and (b) make or cause to be made all material needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times in all material respects.
Section 7.4. Conduct of Business.
Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(t).
Section 7.5. Insurance.
In addition to the requirements of any of the other Loan Documents, each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower Representative shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance of each Loan Party and its Subsidiaries then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. Such insurance shall, in any event, include terrorism coverage.

Section 7.6. Payment of Taxes and Claims.
Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person and could reasonably be expected to have a Material Adverse Effect; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.
Section 7.7. Books and Records; Inspections.
Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Parent if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrowers shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. If requested by the Administrative Agent, each Borrower and each other Loan Party shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of such Borrower, any other Loan Party and their Subsidiaries with such Borrower’s accountants.
Section 7.8. Use of Proceeds.
Each Borrower will use the proceeds of Loans only (a) to repay in full the “Term B Loan” (as defined in the Existing Credit Agreement); (b) for the payment of fees and expenses in connection with this Agreement; (c) to finance acquisitions and other Investments otherwise permitted under this Agreement; (d) to finance capital expenditures and the repayment of Indebtedness of such Borrower and its Subsidiaries; (e) to provide for the general working capital needs of such Borrower and its Subsidiaries; and (f) for other general corporate purposes of such Borrower and its Subsidiaries. No Borrower shall, and no Borrower shall permit any Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Parent may use proceeds of the Loans to purchase the Parent’s common stock so long as such use will not result in any of the Loans or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, use any proceeds of the Loans (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 7.9. Environmental Matters.
Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Each Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and each Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects. Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws in each case, to the extent all other responsible parties fail to promptly take such actions, pay such costs and comply with such requirements. Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all reasonable actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 7.10. Further Assurances.
At such Borrower’s cost and expense and upon request of the Administrative Agent, each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 7.11. REIT Status.
The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.
Section 7.12. Exchange Listing.
The Parent shall maintain at least one class of common shares of the Parent which either has trading privileges on any of the New York Stock Exchange, the American Stock Exchange or on any other national stock exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System or any other national electronic market system.
ARTICLE VIII. Information
For so long as this Agreement is in effect, the Borrower Representative shall furnish to the Administrative Agent for distribution to each of the Lenders:
Section 8.1. Quarterly Financial Statements.

As soon as available and in any event within 5 ~~days~~Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 60 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheets of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, equity or capital, as applicable, and cash flows for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the respective chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).
Section 8.2. Year-End Statements.
As soon as available and in any event within 5 ~~days~~Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 105 days after the end of each fiscal year of the Parent), the audited consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, equity or capital, as applicable, and cash flows for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the respective chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of ~~Ernst & Young~~Deloitte LLP or any other independent certified public accountants of recognized national standing, whose report shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit.
Section 8.3. Compliance Certificate.
At the time the financial statements of the Parent are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit O (each a “Compliance Certificate”) executed on behalf of the Parent by the chief financial officer of the Parent (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 9.1.; and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent and the other Borrower with respect to such Default or Event of Default. At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., the Parent shall also deliver (A) a report, in form and detail reasonably satisfactory to the Administrative Agent, setting forth a ~~statement of Funds From Operations for the Parent for the period of four consecutive fiscal quarters then ended; (B) a report, in form and detail reasonably satisfactory to the Administrative Agent, setting forth a~~ list of all Properties acquired by the Parent and its respective Subsidiaries since the date of the delivery of the previous such report, such list to identify such Property’s name, location, year built or acquired, anchor tenants, if any, amount of related mortgage Indebtedness, if any, and the maturity of such mortgage Indebtedness, and the Occupancy Rate and Net Operating Income for such Property, and (~~C~~B) a list of all Properties that are 1031 Properties.
Section 8.4. Other Information.

(a)Promptly upon the request by the Administrative Agent or any Lender (through the Administrative Agent), copies of all management reports, if any, submitted to any Borrower or its Board of Directors by its independent public accountants;
(b)Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Borrower, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;
(c)Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by any Borrower, any other Loan Party or any Subsidiary (but only if such financial reports, proxy statements and press releases are not publicly available to the Administrative Agent; provided that, if publicly available, the Borrower Representative has notified the Administrative Agent in writing (which may be by telecopy or electronic mail ) of such public availability);
(d)Promptly upon the mailing thereof to the partners of SLGOP generally, copies of all financial statements, reports and proxy statements so mailed (but only to the extent that such financial statements, reports and proxy statements are not publicly available to the Administrative Agent and the Lenders);
(e)If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;
(f)To the extent any Borrower, any other Loan Party or any other Subsidiary is aware of the same, prompt notice (which may be by telecopy or electronic mail) of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Borrower, any other Loan Party or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;
(g)Promptly upon the request of the Administrative Agent, the Borrowers shall provide evidence of the Parent’s calculation of the Ownership Share with respect to an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;
(h)Prompt notice (which may be by telecopy or electronic mail) of any change in the business, assets, liabilities, financial condition, or results of operations of any Borrower, any other Loan Party or any Subsidiary or the occurrence of any other event, in each case, which has had, or could reasonably be expected to have, a Material Adverse Effect;
(i)Notice (which may be by telecopy or electronic mail) of the occurrence of any Default or Event of Default promptly upon a Responsible Officer of the Parent or any other Borrower or any other Loan Party obtaining knowledge thereof;
(j)Prompt notice (which may be by telecopy or electronic mail) of any order, judgment or decree having been entered against any Loan Party or any Material Subsidiary, or any of their respective properties or assets, that individually or in the aggregate with all other such orders, judgments or decrees is in excess of $75,000,000;
(k)Promptly upon any change in Rated Borrower’s Credit Rating, written notice (which may be by telecopy or electronic mail) stating that Rated Borrower’s Credit Rating has changed and providing the new Credit Rating that is in effect;

(l)Promptly, upon each request, information identifying the Borrowers as a Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act;
(m)Promptly, and in any event within 3 Business Days after any Borrower obtains knowledge thereof, written notice (which may be by telecopy or electronic mail) of the occurrence of any of the following: (i) a Borrower, any other Loan Party or any Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) a Borrower, any other Loan Party or any Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) a Borrower, any other Loan Party or any Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) a Borrower, any other Loan Party or any Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and
(n)Prompt notice (which may be by telecopy or electronic mail) of the sale, transfer or other disposition of any material assets of the any Borrower, any other Loan Party or any Subsidiary to any Person other than any Borrower, any other Loan Party or any Subsidiary; and
(o)From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of any Borrower, any other Loan Party or any of their respective Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
Section 8.5. Electronic Delivery of Certain Information.
(a)Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrowers) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower Representative that it cannot or does not want to receive electronic communications. The Administrative Agent, the Borrower Representative or any other Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the Business Day on which the Administrative Agent or the Borrower Representative or another Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent, the Borrower Representative or other Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is sent after 12:00 noon Eastern time on any Business Day, such notice or other communication shall be deemed to have been delivered on the next succeeding Business Day. Notwithstanding anything contained herein, in every instance the Parent shall be required to provide to the Administrative Agent paper copies of the certificates required by Section 8.3. and the Borrowers shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrowers by the Administrative Agent.
Section 8.6. Public/Private Information.
The Borrower Representative and each other Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of any Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of a Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article, and the Borrower Representative or a Borrower, as the case may be, shall designate Information Materials (a) that are either available to the public or not material with respect to a Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. Absent written notice from the Borrower Representative to the contrary, the Borrower Representative hereby designates all Information Materials included in the public filings made by any Borrower or any of the Subsidiaries with the Securities and Exchange Commission as “Public Information” and all other Information Materials as “Private Information.”
Section 8.7. USA Patriot Act Notice; Compliance.
The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Parent shall, and shall cause each other Loan Party to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product. The Borrowers agree to promptly notify the Administrative Agent and each Lender, in each case, that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrowers ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
ARTICLE IX. Negative Covenants
For so long as this Agreement is in effect, the Parent shall comply with the following covenants:
Section 9.1. Financial Covenants.
(a)Ratio of Total Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Total Indebtedness of the Parent and its Subsidiaries to (ii) Total Asset Value of the Parent and its Subsidiaries to exceed 0.60 to 1.00 at any time; provided, that such ratio may exceed 0.60 to 1.00 during any fiscal quarter and the two subsequent fiscal quarters (each such period during which such ratio is exceeded, an “Increase Period”) so long as such ratio does not exceed 0.65 to 1.00 at any time; provided, further, that such ratio cannot exceed 0.60 to 1.00 as of the last Business Day of the fiscal quarter immediately following an Increase Period before a new Increase Period may begin. For purposes of calculating this ratio, (A) Total Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries as of the date of determination and (y) the amount of Total Indebtedness of the Parent and its Subsidiaries that matures on or before the date that is 24 months from the date of the calculation and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted under the immediately preceding clause (A).
(b)Ratio of Adjusted EBITDA to Fixed Charges. The Parent shall not permit the ratio of (i) the sum of (x) Adjusted EBITDA of the Parent and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended plus (y) cash and Cash Equivalents actually distributed to the Borrowers and their Subsidiaries by Unconsolidated Affiliates to (ii) Fixed Charges of the Parent and its Subsidiaries for such period, to be less than (x) prior to a Change of Control, ~~1.40~~1.50 to 1.00 at any time or (y) on and after a Change of Control, 1.75 to 1.00 at any time.
(c)Ratio of Secured Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries to (ii) Total Asset Value of the Parent and its Subsidiaries to exceed 0.50 to 1.00 at any time.
(d)Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Parent shall not permit the ratio of (i) Unsecured Indebtedness of the Parent and its Subsidiaries for any fiscal quarter to (ii) Unencumbered Asset Value of the Parent and its Subsidiaries for such fiscal quarter to exceed 0.60 to 1.00 at any time; provided, that such ratio may exceed 0.60 to 1.00 during any fiscal quarter and the two subsequent fiscal quarters (each such period during which such ratio is exceeded, an “Increase Period”) so long as such ratio does not exceed 0.65 to 1.00 at any time; provided, further, that such ratio cannot exceed 0.60 to 1.00 as of the last Business Day of the fiscal quarter immediately following an Increase Period before a new Increase Period may begin. For purposes of calculating this ratio, (A) Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries as of the date of determination and (y) the amount of Total Indebtedness of the Parent and its Subsidiaries that matures on or before the date that is 24 months from the date of the calculation and (B) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted under the immediately preceding clause (A).
(e)Dividends and Other Restricted Payments. ~~Subject to the following sentence, if~~If an Event of Default ~~exists~~ specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Parent shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments; provided that (i) SLGOP may declare and make cash distributions to holders of partnership interests in SLGOP, with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.11. and (ii) Subsidiaries of a Borrower may make Restricted Payments to (A) such Borrower and its Wholly Owned Subsidiaries, (B) to other holders of the Equity Interests in such Subsidiaries to the extent necessary to make Restricted Payments to such Borrower or (~~B~~C) any of such Borrower’s Subsidiaries, and in the case of a Subsidiary of such Borrower that is not a Wholly Owned Subsidiary, to each other holder of Equity Interests of such Subsidiary based on their relative ownership interests. ~~If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), no Borrower or other Loan Party shall, and no Borrower or other Loan Party shall permit any their respective Subsidiaries to, make any Restricted Payments to any Person other than to a Borrower or other Loan Party or any of their respective Subsidiaries and, in the case of a Subsidiary of such Borrower or other Loan Party that is not a Wholly Owned Subsidiary (other than SLGOP), to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests.~~
(g)    [Reserved].

(h)    Indebtedness other than Nonrecourse Indebtedness. The Parent shall not permit any of its Subsidiaries (other than a Borrower) to incur, acquire or suffer to exist Restricted Indebtedness in an amount that individually or in the aggregate with all other Restricted Indebtedness of such Subsidiaries is greater than $100,000,000 at any one time outstanding.
Section 9.2. Liens; Negative Pledge.
(a)No Borrower shall, and no Borrower shall permit any other Loan Party or any Subsidiary to, create, assume, or incur any Lien (other than (x) Permitted Liens and (y) the Liens set forth on Schedule 6.1.(f) and any modifications, replacements, renewals or extensions thereof; provided, that (i) no such Lien extends to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) such modification, replacement, renewal or extension of such Lien does not cause a Default or Event of Default) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.
(b)No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which such Borrower, such other Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale; or (iii) any agreement relating to Pari Passu Indebtedness.
Section 9.3. Merger, Consolidation, Sales of Assets and Other Arrangements.
No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired; provided, however, that:
(a)any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to (A) any Borrower or any other Loan Party solely for the purpose of reincorporating such Borrower or such other Loan Party in any State of the United States of America or in the District of Columbia and (B) any Subsidiary (other than a Borrower or another Loan Party) so long as either (x) such action is taken by and among Subsidiaries (other than a Borrower or any other Loan Party) or (y) immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default under Section 10.1.(a) or Section 10.1.(f) or Event of Default is or would be in existence;
(b)the Borrowers, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;
(c)a Person may merge with and into a Borrower so long as (i) such Borrower is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iii) the Borrower Representative shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice (which may be by telecopy or electronic mail) of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into a Borrower (other than the Parent) or a Subsidiary (other than the SLGOP) with and into the Parent); and

(d)each Borrower, each other Loan Party and each other Subsidiary may sell, transfer, lease or dispose of assets among themselves.
Section 9.4. Plans.
No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. No Borrower shall cause or permit to occur, and no Borrower shall permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.
Section 9.5. Fiscal Year.
No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.
Section 9.6. Modifications of Organizational Documents.
No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect.
Section 9.7. Restrictions on Activities of SL Green Management Corp.
No Borrower shall permit SL Green Management Corp. to own any Property, Structured Finance Investment, Fund Investment or Mortgage Receivable.
Section 9.8. Transactions with Affiliates.
No Borrower shall permit to exist or enter into, and no Borrower shall permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 6.1.(r), (b) transactions among the Borrowers, other Loan Parties and Wholly Owned Subsidiaries, or (c) transactions pursuant to the reasonable requirements of the business of such Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to such Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 6.1.(r) if a Default or Event of Default exists or would result therefrom.
Section 9.9. Derivatives Contracts.
(a)Generally. No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contract; provided that the Borrowers and their Subsidiaries may enter into and become obligated under (i) Derivative Contracts entered into not for speculative purposes~~.~~, (ii) Investments in the Equity Interests of the REIT made pursuant to Derivative Contracts entered into for the purpose of facilitating an exchangeable note offering of Unsecured Indebtedness, (iii) forward equity contracts and (iv) repurchase transactions entered into in the ordinary course of business.
(b)Total Return Swaps. No Borrower shall, and no Borrower shall permit any other Loan Party or any other Subsidiary or Affiliate of a Borrower to, enter into or become a counterparty to any pledge, assignment or transfer of the interest of any Lender, fully or in any part, in any Loan or portion thereof via any agreement, financial instrument or other assignment that replicates loan payments under this Agreement and/or provides for a transfer or assumption of any portion of economic, legal or other risk of any such loan payments, unless such Lender shall deliver written notice (which notice shall include a disclosure of all Persons that are party to such transaction) of such pledge, assignment or transfer to the Administrative Agent for dissemination to the other Lenders on or prior to the date that such transaction is effectuated~~; and~~.
Section 9.10. Outbound Investment Status.
No Loan Party shall:
(a)    be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or
(b)    engage, directly or indirectly, in any activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE X. Default
Section 10.1. Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)Default in Payment.
(i)Any Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.
(ii)Any Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) any interest on any of the Loans, or shall fail to pay any of the other payment Obligations owing by the Borrowers under this Agreement, any other Loan Document or any Fee Letter, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and in the case of this clause (ii) only, such failure shall continue for a period of 5 Business Days.
(b)Default in Performance.
(i)Any Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 7.1. (as to preservation and maintenance of existence only), Section 8.4.(i) or Article IX.; or
(ii)Any Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of any Borrower or any other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower Representative has received written notice of such failure from the Administrative Agent.
(c)Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Borrower or any other Loan Party to the Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(d)Indebtedness Cross-Default.
(i)Any Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans and Nonrecourse Indebtedness) having an aggregate outstanding principal amount (or, in the case of any recourse Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of $100,000,000 or more (“Material Indebtedness”); or
(ii)(x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or
(iii)Any other event shall have occurred and be continuing which would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity, and all applicable grace or cure periods shall have expired; or
(iv)There occurs an “Event of Default” under and as defined in the Existing Credit Agreement.
(e)Voluntary Bankruptcy Proceeding. Any Borrower, any other Loan Party or any Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(f)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower, any other Loan Party or any Material Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(g)Revocation of Loan Documents. Any Borrower or any other Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or any Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Fee Letter or any Loan Document or any Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).
(h)Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against any Borrower, any other Loan Party or any Material Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been denied in writing by the applicable insurance carrier exceeds, individually or together with all other such judgments or orders entered against the Borrowers, any other Loan Party and the Material Subsidiaries, $100,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
(i)Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Borrower, any other Loan Party or any Material Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $100,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 60 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Borrower, any other Loan Party or any Subsidiary.
(j)ERISA.
(i)Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $100,000,000; or
(ii)The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $100,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(k)Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents (other than the New York Mortgages).
(l)Ownership. The Parent or a Wholly Owned Subsidiary of the Parent shall cease to be the sole general partner of SLGOP or shall cease to have sole and exclusive power to exercise all management and control over SLGOP.
Notwithstanding anything to the contrary in this Section, (i) the failure of any Borrower, any other Loan Party or any other Subsidiary to perform or observe any term, covenant, condition or agreement contained in any New York Mortgage to which it is a party shall not constitute a Default or Event of Default (including for purposes of Section 10.1.(d)) and (ii) the occurrence of a Default or Event of Default (however defined in any New York Mortgage) shall not constitute a Default or Event of Default (including for purposes of Section 10.1.(d)); provided, however, the preceding shall in no way limit or impair the rights of the Administrative Agent and the Lenders with respect to any Default or

Event of Default resulting from the failure of any Borrower or any other Loan Party to perform or observe the same or any similar term, covenant, condition or agreement contained in any other Loan Document.
Section 10.2. Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)Acceleration; Termination of Facilities.
(i)Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f) with respect to a Borrower or any other Loan Party, (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by each Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments shall immediately and automatically terminate.
(ii)Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments.
(b)Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of any Borrower, any other Loan Party and their Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of such Borrower, such other Loan Party and their Subsidiaries and to exercise such power as the court shall confer upon such receiver.
(e)Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against any Borrower, any other Loan Party or any other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.
Section 10.3. Remedies Upon Default.
Upon the occurrence of a Default specified in Section 10.1.(f), the Commitments shall immediately and automatically terminate.
Section 10.4. Marshaling; Payments Set Aside.
None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or any Lender, or the Administrative Agent or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 10.5. Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents, in respect of the Guaranteed Obligations or any other amounts payable by any Loan Party hereunder or thereunder, shall be applied in the following order and priority:
(a)amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees until paid in full;
(b)payments of interest on the Loans to be applied for the ratable benefit of the Lenders;
(c)payments of principal of the Loans and Specified Derivatives Obligations to be applied for the ratable benefit of the Lenders and the Specified Derivatives Providers, as the case may be;
(d)amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.6. and 12.9. to be applied for the ratable benefit of the Administrative Agent and the Lenders;
(e)payments of all other Guaranteed Obligations and other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and
(f)any amount remaining after application as provided above, shall be paid to the Borrowers or whomever else may be legally entitled thereto.
Section 10.6. [Reserved].
Section 10.7. Performance by Administrative Agent.
If any Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower Representative, perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, such Borrower or such other Loan Party shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of any Borrower or any other Loan Party under this Agreement or any other Loan Document.
Section 10.8. Rights Cumulative.
(a)The rights and remedies of the Administrative Agent and the Lenders under this Agreement, each of the other Loan Documents, and the Fee Letters shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective, and no failure or delay by the Administrative Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any other Loan Party or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 12.3. (subject to the terms of Section 3.3.), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower or any other Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (ii) in addition to the matters set forth in clauses (c) and (d) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.
ARTICLE XI. The Administrative Agent
Section 11.1. Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the Borrowers or any other Loan Party are not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrowers or any other Loan Party or any Affiliate of the Borrowers or any other Loan Party, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.
Section 11.2. Wells Fargo as Lender.
Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower, any other Loan Party or any Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders, or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from any Borrower or any other Loan Party for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the other Lenders or any other Specified Derivatives Providers. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding any of the Borrowers, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.
Section 11.3. Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by any Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination (other than in respect of any consent required under Section 12.6.(b)).
Section 11.4. Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower Representative or any other Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.
Section 11.5. Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by any Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of any Borrower or other Persons, or to inspect the property, books or records of any Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; or (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.
Section 11.6. Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by any Borrower and without limiting the obligation of any Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.    Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by any Borrower and without limiting the obligation of any Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If any Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 11.7. Lender Credit Decision, Etc.
Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the

Administrative Agent hereafter taken, including any review of the affairs of any Borrower, any other Loan Party, any Subsidiary or other Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrowers, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrowers, the other Loan Parties the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, any Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.
Section 11.8. Successor Administrative Agent.
The Administrative Agent may (a) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower Representative or (b) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower Representative upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower Representative’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower Representative shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after (a) the resigning Administrative Agent’s giving of notice of resignation, or (b) the Lenders’ giving of notice of removal, then the resigning or removed Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided, that if the Administrative Agent shall notify the Borrower Representative and the Lenders that no Lender or Eligible Assignee has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further, that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower Representative and each Lender prior written notice.
Section 11.9. Titled Agents.
No Titled Agent, in such capacity, assumes any responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender or any Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender.
Section 11.10. Specified Derivatives Contracts.
Except as expressly provided in Section 12.6.(c), no Specified Derivatives Provider that obtains the benefits of Section 10.5. by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.
Section 11.11. Erroneous Payments.
(a)Each Lender, each Specified Derivatives Provider and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Specified Derivatives Provider (or any Related Party thereof) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Specified Derivatives Provider (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.5 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)Each party’s obligations under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)Nothing in this Section 11.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE XII. Miscellaneous
Section 12.1. Notices.
Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:
If to any Borrower:
SL Green Realty Corp.
One Vanderbilt Avenue
New York, New York 10017
Attention: Chief Financial Officer
Telecopy Number:    (212) 356-4137
Telephone Number:    (212) 216-2700
With copies to:
SL Green Realty Corp.
One Vanderbilt Avenue
New York, New York 10017
Attention: Chief Executive Officer
Telecopy Number:    (212) 216-1776
Telephone Number:    (212) 216-2700
and

SL Green Realty Corp.
One Vanderbilt Avenue
New York, New York 10017
Attention: Chief Legal Officer
Telecopy Number:    (212) 356-4135
Telephone Number:    (212) 216-2700
If to the Administrative Agent:
Wells Fargo Bank, National Association
550 S. Tryon Street, 22nd Floor
Charlotte, North Carolina 28202
Attn: ~~Kate Brown~~Peter Waschenko
Telephone: (~~704~~914) ~~410 5151~~540-2168
~~With copy to:~~
~~Wells Fargo Bank, National Association~~
~~550 S. Tryon Street, 20th Floor~~
~~Charlotte, North Carolina 28202~~
~~Attn: Douglas Frazer~~
~~Telecopier: (704) 383 6205~~
~~Telephone: (704) 715 5747~~
If to the Administrative Agent under Article II.:
Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
600 South 4th Street, 8th Floor
Minneapolis, Minnesota 55415
Attn: Anthony Gangelhoff
Telecopier: (877) 410-5023
Telephone: (612) 316-0109
If to any other Lender:
To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower Representative. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower Representative or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Borrower or any other Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.
Section 12.2. Expenses.
The Borrowers jointly and severally agree (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and a single local counsel to the Administrative Agent and the Lenders in each relevant jurisdiction and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letters, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents; provided, that the Borrowers shall not be required to pay the fees and expenses of more than one counsel to the Administrative Agent and one separate counsel for the Lenders (in addition to fees and expenses for appropriate local or special counsel) in connection with such workout or enforcement or preservation unless an actual or perceived conflict of interest exists, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel (subject to the same limitations set forth in the proviso to clause (b) above) to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of any Borrower or any other Loan Party, whether proposed by such Borrower, such other Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If any Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of such Borrower and such amounts shall be deemed to be Obligations owing hereunder. This Section 12.2. shall not apply to Taxes other than Taxes that represent expenses, losses and similar amounts arising from a non-Tax claim.

Section 12.3. Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, each Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to any Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of any Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.
(a)EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY OF THE BORROWERS, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND EACH BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY FEE LETTER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE BORROWERS, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS

BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ENFORCEMENT ACTION BY ANY PARTY HERETO TO ENFORCE ANY JUDGMENT OBTAINED IN SUCH FORUM.
(c)THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.
Section 12.5. Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower and no other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 9.3.(d)), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment, or grant of a security interest, subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of an assigning Lender’s Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in the immediately preceding subsection (A), the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender ~~or~~, an Affiliate of a Lender or an Approved Fund with respect to a Lender; provided, that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof.
(iv)Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any of the Borrowers’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.    The Register shall be available for inspection by the Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) each of the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender in which such Participant has acquired a participation, or (y) reduce the rate at which interest is payable thereon. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., 4.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 4.6. as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at any Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 4.6. with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent or such entitlement to receive a greater payment results from a Regulatory Change that occurs after such Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10. unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers and the Administrative Agent, to comply with Section 3.10.(g) as though it were a Lender, and such Participant shall be deemed to be a Lender for purposes of the definition of Excluded Taxes.
(f)Certain Pledges. Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment, or grant of a security interest, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.
(g)No Registration. Each Lender agrees that, without the prior written consent of the Borrower Representative and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(h)USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.
Section 12.6. Amendments and Waivers.
(a)Generally. Except as otherwise expressly provided in this Agreement (including Section 4.2(b)), (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by any Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.
(b)Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall:
(i)increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;
(ii)reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii)reduce the amount of any Fees payable to a Lender without the written consent of such Lender;
(iv)[reserved];
(v)modify the definition of “Maturity Date”, or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations owing to the Lenders, in each case, without the written consent of each directly affected Lender;
(vi)[reserved];
(vii)modify the definitions of “Pro Rata Share” or “Requisite Lenders” ~~or~~, amend or otherwise modify the provisions of Section ~~3.2.~~3.2. or Section 10.5, or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, without the written consent of each directly affected Lender;
(viii)amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;
(ix)[reserved];
(x)[reserved];
(xi)[reserved];
(xii)release any Borrower from its obligations hereunder or under any other Loan Document except as contemplated by Section 9.3. without the consent of each Lender; or
(xiii)waive a Default or Event of Default under Section 10.1.(a) without the written consent of each Lender directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders).
(c)Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent with respect to any Loan Document that affects the rights of a Specified Derivatives Provider in a manner or to an extent materially dissimilar to that affecting the Lenders shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by any Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower Representative or any other Borrower or any other Loan Party shall entitle the Borrower Representative or such other Borrower or such other Loan Party to other or further notice or demand in similar or other circumstances. The Administrative Agent (and, if applicable, the Borrowers) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 4.2(b) in accordance with the terms of Section 4.2(b).
(d)Technical Amendments. Notwithstanding anything to the contrary in this Section 12.6., if the Administrative Agent and the Borrowers have jointly identified a mistake or ambiguity in any provision of this Agreement, the Administrative Agent and the Borrowers shall be permitted to amend such provision to cure such ambiguity or correct such provision so long as to do so would not adversely affect the interests of the Lenders, and such amendment shall become effective without any further action or consent of any of other party to this Agreement.
(e)Amend and Extend Transactions.
(i)Solely to the extent that the Borrowers shall have exercised their two rights to extend the Maturity Date pursuant to Section 2.14., the Borrower Representative may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of the Loans to the extended maturity date specified in such notice. Such notice shall (A) set forth the amount of the applicable Loans that will be subject to the Extension (which shall be in a minimum amount of $50,000,000 and minimum increments of $20,000,000 in excess thereof (or such other amounts as may be acceptable to the Borrower Representative and the Administrative Agent)), and (B) set forth the date on which such Extension is requested to become effective (which shall be not less than fifteen (15) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)). Each Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrowers. If the aggregate principal amount of Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans subject to the Extension Offer as set forth in the Extension notice, then the Loans of Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.
(ii)The following shall be conditions precedent to the effectiveness of any Extension: (A) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (B) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such effective date of such Extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (C) the terms of Extended Loans shall comply with subclause (iii) of this Section 12.6.(e). Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Loans of any Lender be extended pursuant to this Section 12.6.(e) unless such Lender affirmatively accepts in writing the applicable Extension Offer, it being understood and agreed that a failure by a Lender to respond to any such Extension Offer shall be deemed to be a rejection by such Lender of such Extension Offer.
(iii)The terms of each Extension shall be determined by the Borrowers and the applicable extending Lenders and set forth in an Extension Amendment; provided that (A) the final maturity date of any Extended Loan shall be no earlier than the latest maturity date then in effect for the Loans, (B) the average life to maturity of the Extended Loans shall be no shorter than the remaining average life to maturity of the existing Loans, (C) the Extended Loans will rank pari passu in right of payment and with respect to security with the existing Loans and the borrowers and guarantors of the Extended Loans, as applicable, shall be the same as the Borrowers and Guarantors with respect to the existing Loans, as applicable, (D) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Loans shall be determined by the Borrowers and the applicable extending Lenders, (E) the Extended Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Loans and (F) the terms of the Extended Loans shall be substantially identical to the terms set forth herein (except as set forth in sub-clauses (A) through (E) above).
(iv)In connection with any Extension, the Borrower Representative, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension (including, without limitation, legal opinions consistent with those delivered on the Effective Date). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to implement the terms of any such Extension, including any amendments necessary to establish Extended Loans as a new tranche of Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches), in each case on terms consistent with this Section 12.6.(e).
Section 12.7. Nonliability of Administrative Agent and Lenders; No Advisory or Fiduciary Responsibility.
The relationship between each Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent or any Lender shall have any fiduciary responsibilities to any Borrower, and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, any Borrower or any Subsidiary. None of the Administrative Agent or any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations.
Not in limitation of the foregoing, in connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the ~~Borrower acknowledges and agrees, and acknowledges its~~Borrowers acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the ~~Borrower and its~~Borrowers and their Subsidiaries and any Titled Agent, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Titled Agent, the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Titled Agents, the Administrative Agent and the Lenders are arm’s-length commercial transactions between the ~~Borrower and its~~Borrowers and their Affiliates, on the one hand, and the Titled Agents, the Administrative Agent and the Lenders, on the other hand, (iii) the ~~Borrower has~~Borrowers have consulted ~~its~~their own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the ~~Borrower is~~Borrowers are capable of evaluating, and ~~understands~~understand and ~~accepts~~accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Titled Agents, the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the ~~Borrower~~Borrowers or any of ~~its~~their respective Affiliates, or any other Person; (ii) none of the Titled Agents, the Administrative Agent and the Lenders has any obligation to the ~~Borrower~~Borrowers or any of ~~its~~their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Titled Agents, the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the ~~Borrower and its~~Borrowers and their respective Affiliates, and none of the Titled Agents, the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the ~~Borrower or its~~Borrowers or their Affiliates. To the fullest extent permitted by Law, the ~~Borrower~~Borrowers hereby waives and ~~releases~~release any claims that ~~it~~they may have against any of the Titled Agents, the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 12.8. Confidentiality.
The Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, consultants, service providers and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Eligible Assignee, Participant or other transferee in connection with a potential transfer of any Loan or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any insurance, swap or derivative transaction relating to any Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law (in which case, the Administrative Agent or such Lender, as applicable, shall, to the extent such disclosure is permitted by Applicable Law, inform the Borrower Representative promptly in advance thereof to the extent reasonably practicable and, otherwise, promptly thereafter); (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than any Borrower, any other Loan Party, or any Affiliate of any Borrower or any other Loan Party, which source, to the actual knowledge of the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender, has not disclosed or acquired such Information in breach of this Section; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or any regulatory or similar authority (including any self-regulatory authority including the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it (provided that, in the case of a rating agency, the Administrative Agent or such Lender, as applicable, shall, to the extent permitted by Applicable Law, inform the Borrower Representative promptly in advance thereof); (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of each Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to any Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower Representative, any other Borrower, any other Loan Party or any Subsidiary or Affiliate relating to any Borrower, any other Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower, any other Subsidiary or any Affiliate, provided, that, in the case of any such information received from the Borrower Representative, any other Borrower any Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 12.8. shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization.
Section 12.9. Indemnification.
(a)The Borrowers shall and hereby jointly and severally agree to indemnify, defend and hold harmless the Administrative Agent, the Lenders, the Titled Agents, the respective Affiliates of each of the Administrative Agent, the Lenders and the Titled Agents, and their respective Related Parties (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”), including without limitation any Indemnity Proceeding brought by a Borrower, any other Loan Party, any Affiliate or any third party, which is in any way related directly or indirectly to: (i) this Agreement, any other Loan Document, any Fee Letter or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby and thereby; (ii) the making of any Loans; (iii) any actual or proposed use by any Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrowers; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrowers and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrowers, the other Loan Parties and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrowers and are alleged to influence directly or indirectly the business decisions or affairs of the Borrowers, the other Loan Parties and their respective Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement, the other Loan Documents or the Fee Letters; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of any Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by any Borrower, any other Loan Party or any other Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity

Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause any Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that no Borrower shall be obligated to indemnify any Indemnified Party (x) for any Indemnified Costs to the extent resulting from such Indemnified Party’s own gross negligence or willful misconduct or a claim brought by any Borrower against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder, in each case as determined by a court of competent jurisdiction in a final non-appealable judgment or (y) any dispute solely among Indemnified Parties other than (A) any claims against the Titled Agents in their respective capacities, as or in fulfilling their respective roles, as an administrative agent, arranger, bookrunner, syndication agent, documentation agent, issuing bank or any similar role in respect of this Agreement and the transactions contemplated hereby and (B) any claims arising out of any act or omission on the part of any of the Loan Parties or their respective Affiliates (in each case under this clause (y), as determined by a final non-appealable judgment of a court of competent jurisdiction).
(b)Each Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of any Loan Party or any Subsidiary, any shareholder of any Loan Party or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of such Loan Party), any account debtor of any Loan Party or any Subsidiary or by any Governmental Authority.
(c)This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against any Loan Party and/or any Subsidiary.
(d)All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrowers at the request of such Indemnified Party notwithstanding any claim or assertion by any Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrowers if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.
(e)An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrowers. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of each Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrowers are required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrowers have provided evidence reasonably satisfactory to such Indemnified Party that the Borrowers has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrowers (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrowers where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
(f)If and to the extent that the obligations of the Borrowers under this Section are unenforceable for any reason, the Borrowers hereby agree jointly and severally to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)Each Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
Section 12.10. Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 12.11. Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section 12.12. GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
Section 12.13. Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.
Section 12.14. Obligations with Respect to Loan Parties and Subsidiaries.
The obligations of any Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense such Borrower may have that such Borrower does not control such Loan Parties or Subsidiaries.

Section 12.15. Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 12.16. Limitation of Liability.
None of the Administrative Agent or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, any Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.
Section 12.17. Entire Agreement.
This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 12.18. Construction.
The Administrative Agent, each Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Borrower and each Lender.
Section 12.19. Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
Section 12.20. New York Mortgages.
(a)Generally. The parties hereto acknowledge and agree that the Administrative Agent and the Lenders are accepting and will accept the benefits of the New York Mortgages as an accommodation to the Borrowers pursuant to the terms set forth herein.
(b)Release of New York Mortgages. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, including without limitation, Section 12.6., (i) upon the Borrower Representative’s written request and at the Borrowers’ sole cost and expense, the Administrative Agent shall release any or all of the New York Mortgages or assign any or all of the New

York Mortgages to any Person requested by the Borrower Representative (any such assignment to be without recourse or warranty whatsoever) and (ii) the Administrative Agent may in its discretion, and shall at the direction of the Requisite Lenders, release any or all of the New York Mortgages so long as the Administrative Agent shall have given the Borrower Representative written notice at least five (5) days’ prior to any such release; provided, however, the Administrative Agent shall not be required to give any such prior notice to the Borrower Representative if the Administrative Agent, in its sole discretion, has determined that delay of such release would be detrimental to the Administrative Agent or the Lenders.
(c)Indemnity. Not in limitation of any of the Borrowers’ obligations under Section 12.2. or 12.9., each Borrower shall and hereby jointly and severally agrees to indemnify, defend and hold harmless the Administrative Agent, each Lender and each other Indemnified Party from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any Indemnity Proceeding which is in any way related directly or indirectly to the failure of any Person to pay any recording tax payable pursuant to N.Y. Tax Law, Ch. 60, Art. 11, Sec. 253 et seq. or other Applicable Laws of the State of New York or any political subdivision of such State.
(d)Assignment of New York Mortgages. In connection with the Administrative Agent’s and each Lender’s acceptance of the benefits of a New York Mortgage, the Parent shall cause to be delivered to the Administrative Agent and the Lenders each of the following, in form and substance satisfactory to the Administrative Agent:
(i)an assignment of the Indebtedness secured by such New York Mortgage executed and delivered by each holder of such Indebtedness;
(ii)the originals (or if not available, copies) of each outstanding promissory note evidencing such Indebtedness, duly endorsed to the Administrative Agent, or its registered assignees;
(iii)a copy of such New York Mortgage, including all amendments thereto, showing all recording information thereon certified as true, correct and complete by an authorized officer of the SLGOP;
(iv)an assignment of such New York Mortgage executed by each holder of such Indebtedness (or an authorized agent acting on behalf of each such holder);
(v)a modification to such New York Mortgage executed by the applicable Borrowers or their Subsidiaries, such modification, among other things, to modify such New York Mortgage to provide that it secures such principal amounts of the Obligations as corresponds to the principal amount of Loans advanced hereunder in connection with the assignment of such New York Mortgage to the Administrative Agent;
(vi)a copy of any environmental assessment report on the Property subject to such New York Mortgage available to the Borrowers or any of their respective Subsidiaries, and if reasonably requested by the Administrative Agent, reliance letters from the environmental engineering firms performing such assessments addressed to the Administrative Agent and the Lenders; provided, however, if such a reliance letter is not provided, the Administrative Agent and the Lenders shall have no obligation to accept an assignment of such New York Mortgage; and
(vii)such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.
(f)    Each Borrower represents and warrants that none of the Properties encumbered by the New York Mortgages are located in areas determined by the Federal Emergency Management Agency to have special flood hazards. The Parent shall have notified the Administrative Agent (who will in turn notify the Lenders) at least fifteen (15) Business Days prior to effecting the assignment of any New York Mortgage for the purposes of affording each Lenders at least fifteen (15) Business Days in which to complete flood due diligence with respect to the Property subject to such New York Mortgage.
(g)    In connection with any assignment or release of the New York Mortgages, each Lender shall, at the request of the Borrowers, be deemed to accept the repayment of, and immediately re-advance, its pro rata share of the amount of the Loans equal to the amount of the debt secured by the assigned or released New York Mortgage, as the case may be.
(h)    Any increase, extension or renewal of the Loans hereunder shall be subject to flood due diligence and compliance with this Section 12.20. with respect to New York Mortgages which due diligence and compliance shall be reasonably satisfactory to each Lender. The Parent shall have notified the Administrative Agent (who will in turn notify the Lenders) at least fifteen (15) Business Days prior to any such increase, extension or renewal for the purposes of affording each Lenders at least fifteen (15) Business Days in which to complete flood due diligence with respect to the Properties subject to a New York Mortgage.
Section 12.21. [Reserved].
Section 12.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 12.23. Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivative Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit

Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 12.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[~~Signatures on Following~~Signature Pages Intentionally Omitted]

EXHIBIT O
FORM OF COMPLIANCE CERTIFICATE
Reference is made to that certain Term Loan Agreement dated as of November 19, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among SL Green Realty Corp. (the “Parent”) and SL Green Operating Partnership, L.P. (“SLGOP”; together with the Parent, each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.
Pursuant to Section 8.3. of the Term Loan Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders that:
1.    (a) The undersigned has reviewed the terms of the Term Loan Agreement and has made a review of the transactions, financial condition and other affairs of the Borrowers and their respective Subsidiaries as of, and during the relevant accounting period ending on, ___________________, 20__ and (b) to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists as of the date hereof [except as set forth on Attachment A hereto, which specifies such Default or Event of Default and its nature, when it occurred and the steps that are being taken (or will be taken) with respect to such event, condition or failure.]
2.    Schedule 1 attached hereto accurately and completely sets forth in reasonable detail the calculations required to establish whether there has been compliance with the financial covenants contained in Section 9.1. of the Term Loan Agreement on the date of the financial statements for the accounting period set forth above.
3.    Schedule 2 attached hereto includes (i) a report listing all Properties acquired by the Parent and its Subsidiaries since delivery of the last such report, setting forth for each such Property such Property’s name, location, year built or acquired, anchor tenants, if any, amount of related mortgage Indebtedness, if any, and the maturity of such mortgage Indebtedness, and the Occupancy Rate and Net Operating Income for such Property, and (ii) a list of all Properties that are 1031 Properties.
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IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of _________________, 20__.

Name:
Title:    Chief Financial Officer of the Parent

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